Exhibit 10.23
CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE TYPICALLY TREATED AS PRIVATE OR CONFIDENTIAL. BRACKETS (“[***]”) INDICATE THAT INFORMATION HAS BEEN OMITTED.

SHARE PURCHASE AGREEMENT

dated December 18, 2025

by and among

KRISPY KREME DOUGHNUT JAPAN CO. LTD.,

KRISPY KREME DOUGHNUT CORPORATION,

And

LEI INC.

ii

iii

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is dated December 18, 2025 (the “Effective Date”), by and among Krispy Kreme Doughnut Japan Co. Ltd., a Japanese corporation (“Company”); Krispy Kreme Doughnut Corporation, a North Carolina corporation (“Seller”), and Lei Inc., a Japanese corporation (“Buyer”). Seller, Buyer and the Company are referred to collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, immediately prior to the Closing, Seller will hold all of the issued and outstanding shares of common stock of the Company (the “Shares”);

WHEREAS, Seller wishes to sell, and Buyer wishes to purchase, all of the Shares pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, and warranties made herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1.DEFINITIONS AND USAGE

SECTION 1.1.Definitions. For purposes of this Agreement, the following terms shall bear the following meanings.
“338(g) Election” means an election under Section 338(g) of the Code and the U.S. Treasury Regulations promulgated thereunder (including any corresponding or similar election under any applicable state, local, or non-U.S. tax law as reasonably requested by Seller).
“338(g) Notice” is defined in Section 8.1(b).
“Adjusted EBITDA” means, with respect to fiscal year 2025, (i) EBITDA for such period, plus (ii) [***], minus (iii) [***], and minus (iv) [***].
“Adjusted Grossed-Up Basis” means the amount determined under Section 338(b) of the Code and the U.S. Treasury Regulations promulgated thereunder.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided that no portfolio company of any funds managed or advised by Unison Capital, Inc. or by any of its Affiliates shall be deemed to be an Affiliate of Buyer. With respect to Buyer, Buyer’s Affiliates shall be deemed to include the Company after the Closing, and with respect to Seller, Seller’s Affiliates shall be deemed to exclude the Company after the Closing.
“AFS” is defined in Section 9.15(a).
“Agreed Accounting Principles” means the accounting methodologies, principles, and procedures set forth on EXHIBIT A hereto.

“Agreement” is defined in the preamble of this Agreement.
“Allocation” is defined in Section 8.1(b).
“Alternative Financing” is defined in Section 4.17(b).
“Ancillary Agreements” means the International Development and Franchise Agreement, the R&W Insurance Policy, and the Commitment Letters.
“Anti-Social Force” means any organized crime group (bouryokudan), organized crime group member (bouryokudan-in), Person for whom five years have not passed since the day on which such Person ceased to be an organized crime group member, quasi-organized crime group member (bouryokudan-jun-kouseiin), Person associated with an organized crime group (bouryokudan-kankei-kigyou), corporate extortionist (soukai-ya), social/political movement racketeer (shakaiundou-tou-hyoubou-goro), highly-sophisticated crime syndicate (tokushu-chinou-bouryoku-shuudan), Person who has a previous record of conducting illegal acts or making unreasonable demands regarding civil or administrative issues, or other Person similar to any of the foregoing.
“Antitrust Laws” all federal, state, and foreign statutes, rules, regulations, Orders, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition.
“Balance Sheet” has the meaning set forth in the definition of Financial Statements.
“Business” means the Company’s business operated in Japan under the Krispy Kreme brand.
“Business Day” means any day other than Saturday or Sunday or any other day on which banks in Tokyo, Japan, or North Carolina, U.S.A. are permitted or required to be closed.
“Buyer” is defined in the preamble of this Agreement.
“Buyer Fundamental Warranty” means the statements set forth in Paragraphs 3.3.1, 3.3.2, 3.3.3 and 3.3.8 of EXHIBIT 3.3.
“Cash and Cash Equivalents” means, as of any time, in respect of the Company, the aggregate amount of each of the line items (and no others) under the heading “Cash and Cash Equivalents” set forth on the Reference Statement, determined in accordance with the Agreed Accounting Principles. For the avoidance of doubt, Cash and Cash Equivalents shall (i) be calculated net of uncleared checks and drafts issued by such Person and (ii) include uncleared checks and drafts received or deposited for the account of such Person.
“Change in Control Payments” means any transaction bonuses, severance payments or other payments payable by the Company to any of its employees or other Persons (including the Company’s share of withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of the consummation of the sale of Shares at the Closing contemplated by this Agreement, excluding any payments made or liabilities incurred at the direction of, or arranged by, Buyer.
“Circumstance” means any change, development, circumstance, effect, event, action or fact.
“Claim” means any litigation, claim or Proceeding.

“Closing” is defined in Section 2.3.
“Closing Date” is defined in Section 2.1.
“Closing Date Cash” means the sum of all Cash and Cash Equivalents as of 11:59 p.m. (Tokyo time) on the day immediately prior to the Closing Date.
“Closing Date Indebtedness” means the sum of all Indebtedness of the Company as of 11:59 p.m. (Tokyo time) on the day immediately prior to the Closing Date.
“Closing Date Schedule” has the meaning set forth in Section 2.6(b).
“Closing Net Working Capital Amount” means the Current Assets less the Current Liabilities, as calculated as of 11:59 p.m. (Tokyo time) on the day immediately prior to the Closing Date in accordance with the Agreed Accounting Principles.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means common stock of the Company.
“Commitment Letters” is defined in Paragraph 3.3.6(a) of EXHIBIT 3.3.
“Company” is defined in the Recitals.
“Company Employees” means the employees of the Company as of immediately prior to the Closing.
“Company Enterprise Value” means the Adjusted EBITDA for fiscal year 2025 multiplied by [***].
“Company Intellectual Property” means the Intellectual Property that is used by the Company in connection with the Business.
“Company Necessary Intellectual Property (General R&W)” is defined in Paragraph 3.2.9 of EXHIBIT 3.2.
“Company Necessary Intellectual Property (Material R&W)” is defined in Paragraph 3.1.12 of EXHIBIT 3.1.
“Company Upstream Loan” means the loan made by the Company to Seller under the Intercompany Loan Agreement between the Company and the Seller, dated May 31, 2023, in the maximum commitment amount of JPY [***].
“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, devices and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by Company.
“Confidential Information” is defined in Section 9.3(a).
“Consent” means any approval, consent, ratification, waiver, or other authorization.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral.
“Current Assets” means, in respect of the Company as of any date, the aggregate amount of the line items (and no others) under the heading “Current Assets” set forth on the Reference Statement as of such date and determined in accordance with the Agreed

Accounting Principles, but shall not include (a) Cash and Cash Equivalents, (b) prepaid income Taxes assets and deferred Tax assets under the heading “Indebtedness” set forth on the Reference Statement as of such date and determined in accordance with the Agreed Accounting Principles, or (c) HQ Termination Compensation.
“Current Liabilities” means, in respect of the Company as of any date, the aggregate amount of each of the line items (and no others) under the heading “Current Liabilities” set forth on the Reference Statement as of such date, determined in accordance with the Agreed Accounting Principles. For the avoidance of doubt, for all purposes of this Agreement, including the calculation of Closing Net Working Capital Amount, Current Liabilities shall not include any portion of any (a) Indebtedness, (b) any Transaction Expenses, or (c) income Tax liabilities and deferred Tax liabilities.
“Current Representation” is defined in Section 9.15(a).
“Data Room Information” means all of the information made available in the virtual data room for “[***]” operated by [***] in sufficient detail and specificity so as to enable Buyer to assess the substance and significance of the matter disclosed and the impact of such matter upon the Company, as of the fifth (5th) Business Day prior to the Effective Date.
“Debt Financing” means the financing committed by the lenders to lend to Buyer the amounts specified for the purpose of funding Buyer’s consummation of the Transactions, as outlined in the debt commitment letter, a copy of which is provided by Buyer to Seller as of the Effective Date.
“Debt Financing Unavailable Situation” is defined in Section 4.17(b).
“Debt Commitment Letter” is defined in Paragraph 3.3.6(a) of EXHIBIT 3.3.
“Debt Financing” is defined in Paragraph 3.3.6(a) of EXHIBIT 3.3.
“Definitive Financing Agreements” is defined in Section 4.17(a)(i).
“Designated Accounting Firm” means [***], or if Seller or Buyer shall discover a bona fide conflict with respect to such firm or if such firm resigns or refuses for any reason to resolve any disputed item in accordance with Section 2.6, an independent internationally recognized accounting firm (which firm shall not have any material relationship with Seller or Buyer) mutually agreed to in writing by Seller and Buyer.
“Designated Person” is defined in Section 9.15(b).
“Disclosure Letter” means the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Dispute Notice” is defined in Section 2.6(c)(ii) .
“Doughnut Factories” shall have the meaning ascribed to it in the International Development and Franchise Agreement.
“EBITDA” means, for the FY 2025 fiscal year, the earnings of the Company before the payment of or provision for any interest, Taxes, depreciation and amortization calculated using those line items used (or to be used) in the Company’s profit & loss statement set forth in Exhibit 2.2(a), in manner consistent with the calculations presented by the Company to Buyer, and using the same accounting principles, policies, procedures, categorizations, methods, practices, and techniques used in preparation of Exhibit 2.2(a) and Exhibit 2.2(b) (including in respect of the exercise of management judgment). [***].

“Effective Date” is defined in the preamble of this Agreement.
“Encumbrance” means any charge, claim, community, or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, encumbrance, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.
“Environmental Claim” means any Proceeding, Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Order or binding agreement with any Governmental Body: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Governmental Authorization, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“Equity Commitment Letter” is defined in Paragraph 3.3.6(a) of EXHIBIT 3.3.
“Equity Financing” is defined in Paragraph 3.3.6(a) of EXHIBIT 3.3.
“Estimated Closing Date Cash” has the meaning set forth in Section 2.6(a).
“Estimated Closing Date Indebtedness” is defined in Section 2.6(a).
“Estimated Closing Statement” has the meaning set forth in Section 2.6(a).
“Estimated Company Enterprise Value” has the meaning set forth in Section 2.6(a).
“Estimated HQ Termination Compensation” has the meaning set forth in Section 2.6(a).
“Estimated Net Working Capital Amount” has the meaning set forth in Section 2.6(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.6(a).
“Exemption Event” means any (i) natural disaster, war or terrorism; (ii) suspension or disruption of electrical, communications, or clearing and settlement systems; (iii) other event affecting the Tokyo interbank market that makes it impossible to make loans or borrow funds in Yen; or (iv) other event similar to the foregoing causes (i) to (iii), the cause of which is not attributable to the relevant lender under any Debt Financing and that, as the lender reasonably determines, results in the making of the loan contemplated by the Debt Commitment Letter to be objectively impossible or extremely difficult.
“Expert Calculations” has the meaning set forth in Section 2.6(c)(iv).
“Financial Statements” means: (i) the balance sheet of the Company as at December 31, 2024 (the “Balance Sheet”) and the related income statement of the Company for the period then ended; and (ii) the balance sheet of the Company (the “Interim Balance Sheet”) as of July 31, 2025 (the “Interim Balance Sheet Date”) and the related income statement of the Company for the 7-month period then ended.
“Financing Parties” is defined in Paragraph 3.3.6(a) of EXHIBIT 3.3.
“Financings” is defined in Paragraph 3.3.6(a) of EXHIBIT 3.3.
“Fraud” means the Seller or its Representatives having been aware, prior to the Effective Date, of any fact or circumstance that would reasonably be expected to constitute, or give rise to, a breach of any of Seller’s representation and warranty, and having failed to disclose such fact or circumstance to the Buyer prior to the Effective Date.
“Fresh Shop” shall have the meaning ascribed to it in the International Development and Franchise Agreement.
“GAAP” means the generally accepted accounting principles in [***].
“Governing Documents” means, with respect to any Person, (a) the certificate of incorporation, by-laws, articles of incorporation, memorandum of association or other equivalent constituent documents of such Person and (b) all shareholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements, or other agreements or documents relating to the organization, management, or operation of such Person or relating to the rights, duties, and obligations of the shareholders of such Person.
“Governmental Authorization” means any Consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.
“Governmental Body” means any (a) nation, prefecture, city, town, borough, village, district, or other jurisdiction, (b) prefectural, local, municipal, foreign, or other government, (c) self-regulated organization, governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising self-regulating, governmental or quasi-governmental powers), (d) multinational organization or body, (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power (for the avoidance of doubt, including any arbitral or other dispute resolving panel or body), or (f) official of any of the entities set forth in the foregoing clauses (a) to (e).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“Hokkaido Chitose Lease” means the Fixed Term Building Lease Agreement (Chitose Outlet Mall Rera), dated June 20, 2018, by and between GK Minami Chitose Leasing, as landlord, and the Company, as tenant.
“Hokkaido Chitose Side Letter” is defined in Section 4.1(a).
“Hot Light Theater Shop” shall have the meaning ascribed to it in the International Development and Franchise Agreement.
“HQ Lease Agreement” means, collectively, lease agreements entered into by and between the Company and [***], dated April 1, 2024 and July 1, 2024.
“HQ Termination Compensation” means the amount payable to the Company by [***] in respect of the early termination of the HQ Lease Agreement, which amount is expected to be received in 2026 after the Closing Date [***].
“HQ Related Cash-like Item” means the aggregate amount of monthly rent (JPY [***]) under the HQ Lease Agreement accruing for the period from and including the Closing Date through and including June 30, 2026 that would otherwise be payable by the Company as lessee but is waived by [***] as lessor [***].
“Indebtedness” means, in respect of the Company as of any date, without duplication or double-counting, the aggregate amount of each of the line items (and no others, but subject to the inclusion of additional items set forth below in this definition, as applicable) under the heading “Indebtedness” set forth on the Reference Statement as of such date, determined in accordance with the Agreed Accounting Principles. For the avoidance of doubt, Indebtedness shall include, without duplication or double-counting, (i) the outstanding principal amount of accrued and unpaid interest on, and premium, fee, expenses and other payment obligations (including any prepayment premiums, penalties or termination fees payable thereon as a result of the consummation of the Transactions) in respect of (a) indebtedness for borrowed money, indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money or for the deferred or contingent purchase price of property or services, and indebtedness for Pre-Closing Taxes under the heading “Indebtedness” set forth on the Reference Statement that are unpaid income Taxes whether or not the final Tax return therefor has become due regardless of the jurisdiction in which they arise under the laws of such jurisdiction other than Pre-Closing Taxes for which original final Tax Returns were required to be filed, and Pre-Closing Taxes that were required to be paid, prior to the Effective Date (taking into account all applicable extensions), regardless of whether such Tax Returns were actually filed (but excluding any Current Liabilities and any trade payables and accrued expenses arising in the Ordinary Course of Business), (b) indebtedness evidenced by any note, bond, debenture or other security or instrument, and (c) clauses (ii) through (vi) below, (ii) commitments or obligations by which the Company assures a creditor against loss including reimbursement obligations with respect to letters of credit, performance bonds, surety bonds, banker’s acceptances or similar credit transactions, in each case only to the extent drawn or otherwise not contingent, (iii) capitalized or finance lease obligations and installment obligations (kappu saimu) that are classified as such in the Financial Statements (but excluding, for clarity, any obligations associated with leases classified as operating leases in the Financial Statements), (iv) all indebtedness secured by any Encumbrance on any property or asset owned or held by such Person, (v) all liabilities for deferred and unpaid purchase price of assets, property, securities or services, including all earn-out payments, seller notes, purchase price true-ups and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation, and (vi) all guarantees by the Company of the obligations of any other Person of the type described in the foregoing clauses (i) through (v). The amount of Pre-Closing Taxes in clause (i)(a) above shall be computed (w) net of the Transaction Expenses, including transaction bonuses to be paid to the Company Employees other than Takako Wakatsuki, to the extent that such expenses shall be deductible for Japanese corporate tax purposes under applicable related regulations, (x) net of all income Tax payments (including estimated income Tax payments and prepayments or overpayments of income Taxes to the extent such overpayments are reflected on a Tax Return for a Pre-Closing Tax Period filed by the Company with a Taxing Authority prior to the Closing Date or the Company has records or documentation reasonably supporting such overpayments made prior to the Closing to the extent that such payments have not been used to offset or satisfy Tax liabilities of the Company, (y) net of all income Tax refunds that are due (but have not yet been paid) to the Company as reflected on a Tax Return for a Pre-Closing Tax Period filed by the Company with a Taxing Authority prior to the Closing Date or as reasonably supported by any other records or documentation of the Company (for the avoidance of doubt, not taking into account any amounts including in clause (x)), and (z) based on current practices and procedures of the Company (except as otherwise required by applicable Law).
“Infringing (General R&W)” is defined in Section 3.2.18 of EXHIBIT 3.2.
“Infringing (Material R&W)” is defined in Section 3.1.12 of EXHIBIT 3.1.
“Initial Purchase Price” is defined in Section 2.2.
“Inspection” is defined in Section 4.4.
“Insurance Proceeds” is defined in Section 7.3.
“Intellectual Property” means patents and patent rights (including patent applications), inventions, trademarks and trademark rights (including trademark applications and registrations and all associated goodwill), rights in designs, copyrights (including copyright applications and registrations), and software (whether or not any of these is registered and including applications for registration of any such thing), utility model rights, know-how and trade secrets, social media accounts, internet domain name registrations and all other intellectual property and related proprietary rights, interests and protections, in each case anywhere in the world.
“Intellectual Property Agreements” means all Intellectual Property license agreements and related service agreements, the licenses and services granted or provided under which are used in connection with the Business, except for the International Development and Franchise Agreement.
“Interim Balance Sheet” is defined in the definition of Financial Statements .
“Interim Balance Sheet Date” is defined in the definition of Financial Statements.

“Intercompany License Termination Agreement” means the agreement terminating the intercompany license agreement, by and between Seller and the Company, pursuant to which, the Company had the license to operate the Krispy Kreme® brand In Japan.
“International Development and Franchise Agreement” means the International Development and Franchise Agreement to be entered into between Seller (or its Affiliate) and the Company at the Closing in the form and substance attached hereto as EXHIBIT B.
“JPY” means Japanese Yen, the lawful currency of Japan.
“Knowledge of Seller” means, with respect to Seller, (i) the actual knowledge of the Company’s CEO and CFO and other directors under the Companies Act of Japan, and (ii) [***].
“Law” means any federal, state, local, prefectural, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, code, regulation, statute, treaty or other requirement or rule of law of any Governmental Body.
“Leased Properties” means the stores, commissaries, factories, facilities and other real property used by the Company in connection with the Business.
“Long Stop Date” is defined in Section 6.1(a)(ii).
“Losses” means any losses, damages, liabilities, costs, interest, penalties, fines, Taxes, or expenses, including reasonable attorneys’ fees and expenses, in connection with any Claim, in each case to the extent falling within the scope of reasonable causation (i.e., soto-inga-kankei under Japanese Law).
“Management Holders” means [***].
“Material Adverse Effect” means any effect, change, event, or circumstance that, considered individually or together with all other effects, changes, events, and circumstances, is or is reasonably expected to be materially adverse to, or has or results or is reasonably expected to have or result in a material adverse effect (i) on the business, financial condition, assets, liabilities, or results of operations of the Company, or (ii) the consummation of the Transactions, provided that in no event shall any of the following be taken into account (alone or in combination with any other event identified in this definition) in determining whether there has been such a Material Adverse Effect, except to the extent such matter has a disproportionate effect on the Company relative to other companies operating in the same industry that results in a material disadvantage to the Company vis-à-vis such other companies:
(a)any change in Law or accounting standards or interpretations thereof applicable to the Company or the Business;
(b)any change in economic conditions or industry-wide or financial market conditions generally;
(c)any currency exchange rate fluctuations;
(d)any political conditions (including effects arising out of acts of terrorism, sabotage, armed hostilities or war), natural disasters, spread of disease or other force majeure events;
(e)the announcement of the Transaction;

(f)any action by Seller or the Company required to be taken by this Agreement or with the express consent in writing of Buyer; or
(g)any failure, in and of itself, by the Company to meet projections, budgets, forecasts, revenue or earnings predictions or other similar forward looking statements (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect, to the extent not otherwise excluded pursuant to items (a) through (f) above).
“Material COC Consent Contracts” means the material Contracts identified on EXHIBIT 5.1.
“Material Contracts (General R&W)s” is defined in Paragraph 3.2.16(a) of EXHIBIT 3.2.
“Material Contracts (Material R&W)” is defined in Paragraph 3.1.10(a) of EXHIBIT 3.1.
“Material Leased Properties” means Leased Properties constituting Doughnut Factories, Hot Light Theater Shops or Fresh Shops.
“Net Working Capital Lower Collar” means an amount equal to the Target Net Working Capital Amount minus JPY [***].
“Net Working Capital Upper Collar” means an amount equal to the Target Net Working Capital Amount plus JPY [***].
“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
“Ordinary Course of Business” means an action taken by a Person that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, and (b) does not require authorization by the board of directors or shareholders of such Person.
“Parties” and “Party” are defined in the preamble of this Agreement.
“Permitted Encumbrance” means (a) statutory liens (sakidori-tokken), possessory liens (ryuchi-ken) and similar statutory Encumbrances arising by operation of Law, in each case to secure payments not yet due and for which adequate reserves have been made with respect thereto, and arising in the ordinary course of business, (b) liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been maintained in accordance with GAAP and are reflected in the Financial Statements, (c) liens granted to any financing source at the Closing in connection with any financing by Buyer of the Transactions, and (d) with respect to real property, zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.
“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
“Products” means the doughnuts and other food and beverage products of the Company, whenever produced or sold by or on behalf of the Company.
“Projected Relevant Expense Items Amount” is defined in Section 2.2.
“Purchase Price” means the Initial Purchase Price as adjusted pursuant to Section 2.6.
“R&W Certificate” means the certificate for the R&W Insurance Policy, dated as of December 19, 2025, to be issued by the R&W Insurer.
“R&W Insurance Expenses” is defined in Section 4.15.
“R&W Insurance Policy” means that certain Buyer-Side Representations and Warranty Policy bound as of the Closing Date with respect to the Transactions, attached hereto as EXHIBIT C.
“R&W Insurer” means [***]and any other insurer under the R&W Insurance Policy.
“Real Estate Leases” means the real estate lease agreements or any other agreements executed by the Company granting the Company rights to use the Leased Properties.
“Real Estate Leases (for Buyer’s CP)” means [***].
“Receivables (General R&W)” is defined in Paragraph 3.2.9 of EXHIBIT 3.2.
“Receivables (Material R&W)” is defined in Paragraph 3.1.3 of EXHIBIT 3.1.
“Receivables” is defined in Paragraph 3.2.9 of EXHIBIT 3.2.
“Recitals” refers to the section of this Agreement labeled “Recitals.”
“Reference Statement” is defined in Section 2.6(g)(i).
“Related Party Transaction” is defined in Paragraph 3.2.25 of EXHIBIT 3.2.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Relevant Expense Items” means, collectively, OP Promotional Expenses (OP Hanbai Sokushin Hi), MK Promotional Expenses (MK Hanbai Sokushin Hi), Advertising Expenses (Koukoku Senden Hi), Employee Recruitment Expenses (Shain Boshu Hi), Crew Recruitment Expenses (Kuru Boshu Hi) and Repair and Maintenance Expenses (Shuzen Hi), each as used in the document titled “2510-2512_PL見込_251113_vS” disclosed to Buyer by Seller on November 26, 2025.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel, or other representative of that Person.
“Restraining Order” is defined in Section 5.1(g).
“Review Period” is defined in Section 2.6(c)(ii).
“Seller” is defined in the preamble of this Agreement.
“Seller Fundamental Warranty” means the statements set forth in Paragraphs 3.2.1 through 3.2.6, 3.2.25, 3.2.27 and 3.2.28 of EXHIBIT 3.2.
“Seller Releasees” is defined in Section 7.5(a).
“Shares” is defined in the Recitals.
“SIAC” is defined in Section 9.14(a).
“SIAC Rules” is defined in Section 9.14(a).
“Specified Court” is defined in Section 9.14(h).
“Sponsor” means Unison Capital Partners VI, LPS.
“Target Cash Amount” means JPY [***].
“Target Indebtedness Amount” means JPY [***].
“Straddle Period” is defined in Section 8.2.
“Target Net Working Capital Amount” means JPY [***].
“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, any fee, assessment, levy, charge or duty of any kind whatsoever in the nature of tax and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement.
“Tax Claim” is defined in Section 8.3.
“Taxing Authority” means the United States Internal Revenue Service and any other Governmental Body or political subdivision thereof responsible for the administration, assessment, enforcement, determination, collection, or imposition of any Tax.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes that in each case is filed or required to be filed with a Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party” means a Person that is not a Party or an Affiliate of a Party.
“TKI” is defined in Section 9.15(a).
“Transaction Expenses” means, without duplication or double-counting, to the extent unpaid as of the Closing, (a) all amounts due and payable by the Company (if any) as of the Closing Date incurred in connection with the negotiation or consummation of the Transactions, excluding for the avoidance of doubt any payments made or to be made in connection with Sections 4.5 or 5.1(d) or the Financings, and (b) all Change in Control Payments. Transaction Expenses exclude (i) any amounts due and payable by Seller or its Affiliates (other than the Company), and not by the Company, and (ii) any payments or benefits triggered by actions of the Company or Buyer to the extent such actions are approved, committed and taken after the Closing.
“Transactions” means all of the transactions contemplated by this Agreement.

SECTION 1.2.Construction. For purposes of this Agreement, unless otherwise expressly provided:

(a)the table of contents and headings are inserted for convenience only and do not affect the interpretation of this Agreement;

(b)references to the preamble, Recitals, Articles, Sections and Exhibits are to the preamble of, recitals of, articles of, sections of, and exhibits and schedules to, this Agreement, and references to this Agreement include its Exhibits;

(c)words and expressions in the singular include the plural and vice versa, and a reference to any gender includes all genders;

(d)where a word or expression is defined, other parts of speech and grammatical forms and the cognate variations of that word or expression shall have corresponding meanings;

(e)words introduced by phrases such as “include”, “including”, and “in particular” shall not be given a restrictive meaning or limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible;

(f)the word “or” is not exclusive;

(g)the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole;

(h)the terms “shall”, “will”, and “agrees” or “agree” are mandatory, and the term “may” is permissive;

(i)reference to ordinances, statutes, legislation, enactments or other Laws shall be construed as a reference to such ordinances, statutes, legislation, enactments or other Laws as may be amended or re-enacted from time to time and for the time being in force;

(j)all payments hereunder shall be in JPY by wire transfer of immediately available funds;

(k)references to this “Agreement” or any agreement, deed or document herein shall include their respective supplements and amendments from time to time entered into; and

(l)the date and time referred to in this Agreement shall be the date and time of Japan.

SECTION 1.3.Drafting. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party or party by virtue of the authorship of any provision of this Agreement.
SECTION 1.4.Disclosure Letter and Exhibits. The Disclosure Letter and Exhibits to this Agreement are an integral part of this Agreement. The Disclosure Letter and all Exhibits annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item fairly disclosed in the Disclosure Letter shall be applicable to the representations and warranties to which they expressly relate and shall be deemed to have been disclosed for other representations and warranties to the extent the relevance to such other representations and warranties is reasonably apparent. The disclosure of any item in the Disclosure Letter shall not constitute an admission or indication that any such item is required to be disclosed, or that such item or matter is material or would have a Material Adverse Effect. No disclosure in the Disclosure Letter relating to a possible breach or violation of any contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

ARTICLE 2.SALE AND TRANSFER OF SHARES; CLOSING

SECTION 2.1.Shares. Upon the terms and subject to the conditions set forth in this Agreement (including the conditions precedent set forth in Article 5), on (i) March 2, 2026, (ii) if the conditions precedent in Article 5 are not satisfied prior to such date (other than those that by their terms are to be satisfied at the Closing) then: (A) if such conditions are satisfied on or prior to fifth (5th) Business Day of any month after such date (including March in 2026), the first Business Day of the month immediately after such month, or (B) if such conditions are satisfied after the fifth (5th) Business Day of any month after such date (including March in 2026), then on the first Business Day of the second month immediately after such month, or (iii) such other date as may be agreed to by the Parties in writing (the

“Closing Date”), Seller shall sell, transfer and deliver the Shares to Buyer, free and clear of all Encumbrances, and Buyer shall purchase the Shares from Seller.
SECTION 2.2.Initial Purchase Price. The initial purchase price (the “Initial Purchase Price”) for the Shares shall be equal to:
(a)The Company Enterprise Value, plus the Target Cash Amount, and minus the Target Indebtedness Amount;
(b)plus, in the event the Estimated Closing Date Cash exceeds the Target Cash Amount, the amount by which the Estimated Closing Date Cash exceeds the Target Cash Amount;
(c)minus, in the event the Target Cash Amount exceeds the Estimated Closing Date Cash, the amount by which the Target Cash Amount exceeds the Estimated Closing Date Cash;
(d)plus, in the event the Estimated Net Working Capital Amount exceeds the Net Working Capital Upper Collar, the amount by which the Estimated Net Working Capital Amount exceeds the Net Working Capital Upper Collar;
(e)minus, in the event the Net Working Capital Lower Collar exceeds the Estimated Net Working Capital Amount, the amount by which the Net Working Capital Lower Collar exceeds the Estimated Net Working Capital Amount;
(f)minus, in the event the Estimated Closing Date Indebtedness exceeds the Target Indebtedness Amount, the amount by which the Estimated Closing Date Indebtedness exceeds the Target Indebtedness Amount;
(g)plus, in the event the Target Indebtedness Amount exceeds the Estimated Closing Date Indebtedness, the amount by which the Target Indebtedness Amount exceeds the Estimated Closing Date Indebtedness;
(h)minus the Estimated Transaction Expenses, if any;
(i)plus the Estimated HQ Termination Compensation; and,
(j)plus HQ Related Cash-Like Item.
[***]
Notwithstanding the foregoing, (x) as soon as reasonably practicable after January 1, 2026, Seller shall (i) confirm with the Company whether the Relevant Expense Items, paid or incurred by the Company with respect to December in 2025, in the aggregate, were less than the corresponding monthly amount for the same Relevant Expense Items, in the aggregate, with respect to December in 2025 set forth in the document titled “2510-2512_PL見込_251113_vS” disclosed to Buyer by Seller on November 26, 2025 (collectively, the “Projected Relevant Expense Items Amount”) by more [***], and (ii) if, on an aggregate basis, the Relevant Expense Items paid or incurred by the Company with respect to December 2025 are less than Projected Relevant Expense Items Amount, notify Buyer of such Relevant Expense Items, the actual amount, and the percentage decrease as compared to the amount set forth in the foregoing disclosed document, and, upon Buyer’s reasonable request, provide a reasonable explanation of the details of such Relevant Expense Items, including the reasons for such decreases; and (y) [***].

SECTION 2.3.Closing. Subject to the satisfaction or waiver of all of the conditions set forth in Article 5 (other than those that by their terms are to be satisfied at the Closing, but subject to the satisfaction thereof), the purchase and sale of the Shares provided for in this Agreement (the “Closing”) will take place as separately agreed by the Parties, commencing at 10:00 a.m., Japan time, on the Closing Date, or at other times or through electronic exchange of documents or other means as agreed by Seller and Buyer. All of the actions taken at the Closing shall be deemed to occur simultaneously and none of the actions to be taken at the Closing shall be deemed to have occurred until the Closing is complete unless otherwise agreed by Seller and Buyer. Subject to the provisions of Article 6, the failure to consummate the Closing on the Closing Date and at the time and place or by means determined pursuant to this Section 2.3 will not relieve any Party of any obligation under this Agreement.
SECTION 2.4.Buyer’s Closing Obligations. In addition to any other documents or actions to be delivered or taken by Buyer under other provisions of this Agreement, at the Closing:
(a)Buyer shall pay to Seller the Initial Purchase Price by wire transfer of immediately available funds to a bank account in Japan designated by Seller in writing along with any and all banking fees and charges related to payment of the Initial Purchase Price.
(b)Buyer shall deliver to Seller each of the Ancillary Agreements to which Buyer is a party, duly executed by Buyer.
(c)Buyer shall deliver to Seller, a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 5.2 have been satisfied.
SECTION 2.5.Seller’s Closing Obligations. In addition to any other documents or actions to be delivered or taken by Seller under other provisions of this Agreement, at the Closing:
(a)Seller shall deliver to Buyer a request form (kabunushi meibo meigi kakikae seikyu sho), duly executed by Seller, to register Buyer as the holder of the Shares on the Company’s shareholders’ register.

(b)Seller shall deliver to Buyer each of the Ancillary Agreements to which Seller or the Company is a party, duly executed by Seller or the Company, as the case may be.
(c)Seller shall deliver to Buyer, a certificate of an authorized officer of Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 5.1 have been satisfied.
SECTION 2.6.Purchase Price Adjustment.
(a)Seller shall deliver to Buyer, at least [***] ([***]) Business Days prior to the Closing Date, a statement of Seller (the “Estimated Closing Statement”), certified by an officer of Seller, setting forth in reasonable detail Seller’s good faith estimates of the Company Enterprise Value (the “Estimated Company Enterprise Value”), Closing Net Working Capital Amount (the “Estimated Net Working Capital Amount”), the Closing Date Cash (the “Estimated Closing Date Cash”),

the Closing Date Indebtedness (“Estimated Closing Date Indebtedness”), Transaction Expenses (the “Estimated Transaction Expenses”), HQ Termination Compensation (the “Estimated HQ Termination Compensation”) and, based on such estimates, a calculation of the Initial Purchase Price, and, in each case along with the supporting detail therefor, and such estimates of: (i) Estimated Enterprise Company Value to be prepared in accordance with the definition of “EBITDA” and Exhibit 2.2(a) and Exhibit 2.2(b); and (ii) of Estimated Net Working Capital Amount, Estimated Closing Date Cash; Estimated Closing Date Indebtedness, and Estimated Transaction Expenses to be prepared in accordance with the Agreed Accounting Principles and consistent with Section 2.6(g). The Estimated Company Enterprise Value, Estimated Net Working Capital Amount, the Estimated Closing Date Cash, the Estimated Closing Date Indebtedness, the Estimated Transaction Expenses and the Estimated HQ Termination Compensation shall be used to calculate the Initial Purchase Price and shall be subject to adjustment as set forth in this Section 2.6.
(b)As soon as reasonably practicable, but no later than sixty (60) days following the Closing Date, Buyer shall, at its expense, (i) cause to be prepared a statement (the “Closing Date Schedule”) setting forth in reasonable detail Buyer’s good faith calculation of the Company Enterprise Value, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, and HQ Termination Compensation, in each case without giving effect to the transactions occurring at the Closing or any purchase accounting or similar adjustments resulting from the consummation of the Transactions, and, based on such amounts, Buyer’s calculation of the Purchase Price and (ii) deliver to Seller the Closing Date Schedule, together with the supporting detail therefor and a certificate of Buyer confirming that the Closing Date Schedule was prepared in good faith and in accordance with this Section 2.6; provided that such sixty (60)-day period shall be extended for forty-five (45) days to the extent Buyer is unable to complete and submit the Closing Date Schedule within such sixty (60)-day period for reasons outside of Buyer’s control. The Closing Date Schedule, including the Company Enterprise Value, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, and HQ Termination Compensation shall, with respect to the Company Enterprise Value be prepared in accordance with the definition of “EBITDA” and Exhibit 2.2(a) and Exhibit 2.2(b), and, with respect to Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, and HQ Termination Compensation, be prepared in accordance with the Agreed Accounting Principles and consistent with Section 2.6(g), Exhibit 2.2(a) and Exhibit 2.2(b). If Buyer fails to timely deliver the Closing Date Schedule in accordance with this Section 2.6 within such sixty (60)-day period, as extended pursuant to the proviso of the preceding sentence, then, at the election of Seller in its sole discretion, either (y) the Estimated Closing Statement delivered to Buyer pursuant to Section 2.6(a) shall be deemed final for all purposes herein, and the Initial Purchase Price Payment shall be the Purchase Price or (z) Seller shall retain (at the sole cost and expense of Buyer to the extent reasonable) a nationally recognized independent accounting firm to provide an audit of the Company’s books and records, and determine the calculation of, and prepare, the Closing Date Schedule consistent with the provisions of this Section 2.6, the determination of such accounting firm being conclusive, final and binding on the Parties; provided, however, that, notwithstanding the foregoing, Seller reserves any and all other rights granted to it in this Agreement. Buyer shall promptly reimburse Seller upon its request for all fees, costs and expenses to the extent reasonably incurred by Seller in connection with clause (z) in the immediately preceding sentence.
(c)Review; Disputes.
(i)From and after the Closing until the Purchase Price is finally determined pursuant to this Section 2.6, Buyer shall provide Seller and any accountants or advisors retained by Seller such information and detail as they shall reasonably request for the purpose of enabling Seller and its accountants and advisors to calculate, and to review Buyer’s calculation of, the Company Enterprise Value, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, HQ Termination Compensation and Purchase Price; provided, that, in no event shall Buyer be required to provide any documents or other information covered by attorney-client privilege, the attorney work product doctrine or other similar protection (it being agreed that Buyer shall be required to notify Seller that it is withholding documents or information because of such privilege or protection and provide documents and information (or the contents thereof) to the extent possible without waiving such privilege or protection).
(ii)If Seller disputes the calculation of any of the Company Enterprise Value, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, or HQ Termination Compensation set forth in the Closing Date Schedule, then Seller shall deliver a written notice (a “Dispute Notice”) to Buyer at any time during the forty-five (45) day period commencing upon receipt by Seller of the Closing Date Schedule and the related certificate of Buyer (the “Review Period”). The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail and Seller’s proposed resolution of each such dispute.
(iii)If Seller does not deliver a Dispute Notice to Buyer prior to the expiration of the Review Period, Buyer’s calculation of Company Enterprise Value, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, HQ Termination Compensation and Purchase Price set forth in the Closing Date Schedule shall be deemed final, binding and non-appealable for all purposes under this Agreement.
(iv)If Seller delivers a Dispute Notice to Buyer prior to the expiration of the Review Period, then Seller and Buyer shall use commercially reasonable efforts to reach agreement on the Company Enterprise Value, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, and/or HQ Termination Compensation that are in dispute, and any such negotiations, discussions, or other communications, whether written or oral, shall treated as confidential settlement discussions and shall not be produced or admitted as evidence in any subsequent Proceedings, including civil litigation. If Seller and Buyer are unable to reach agreement on the Company Enterprise Value, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, and/or HQ Termination Compensation that are in dispute within twenty (20) days after the end of the Review Period, then Seller or Buyer shall have the right to refer such dispute to the Designated Accounting Firm after such twentieth (20th) day. In connection with the resolution of any such dispute by the Designated Accounting Firm: (A) each of Seller and Buyer shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide its views as to any disputed issues with respect to the calculation of any of the Company Enterprise Value, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, and/or HQ Termination Compensation; (B) each of Seller and Buyer shall promptly provide, or cause to be provided or made available, to the Designated Accounting Firm all information as is reasonably necessary to permit the Designated Accounting Firm, acting as an expert, not as an arbitrator, to resolve such disputes; (C) the Designated Accounting Firm shall determine the Company Enterprise Value, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, and/or HQ Termination Compensation in accordance with the terms and definitions of this Agreement (including the Agreed Accounting Principles) within thirty days after such referral, and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to Seller and Buyer; (D) the determination made by the Designated Accounting Firm of the Company Enterprise Value, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses and/or HQ Termination Compensation that are in dispute shall be conclusive, binding upon the Parties hereto, non-appealable, and not be subject to further review, except in the case of manifest error; and (E) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by Buyer or Seller, and no lower than the lower amount calculated by Buyer or Seller, as the case may be; provided, that, for clarity, Buyer’s and Seller’s calculations shall be those set forth in the Closing Date Schedule and Dispute Notice, respectively. In calculating Company Enterprise Value, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, and HQ Termination Compensation, the Designated Accounting Firm shall be limited to addressing only those particular disputed items referred to in the Dispute Notice. The Expert Calculations shall reflect in detail the differences, if any, between the Company Enterprise Value, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, and/or HQ Termination Compensation reflected therein and the Company Enterprise Value, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, and/or HQ Termination Compensation set forth in the Closing Date Schedule. The fees and expenses of the Designated Accounting Firm shall be allocated between Buyer, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer, and if the Designated Accounting Firm ultimately resolves the dispute by awarding to Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Designated Accounting Firm will be allocated 30% (i.e. 300 ÷ 1,000) to Buyer and 70% (i.e. 700 ÷ 1,000) to Seller.
(d)If (i) the Purchase Price calculated using the Company Enterprise Value, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, and HQ Termination Compensation as finally determined in accordance with this Section 2.6 and the HQ Related Cash-like Item is greater than (ii) the Initial Purchase Price calculated as set forth in Section 2.6(a) using the Estimated Company Enterprise Value, Estimated Net Working Capital Amount, Estimated Closing Date Cash, Estimated Closing Date Indebtedness, Estimated Transaction Expenses, Estimated HQ Termination Compensation and the HQ Related Cash-like Item, then Buyer shall, no later than [***] ([***]) Business Days after such determination cause to be paid an amount equal to the amount of such difference to Seller.
(e)If (i) the Initial Purchase Price calculated as set forth in Section 2.6(a) using the Estimated Company Enterprise Value, Estimated Net Working Capital Amount, Estimated Closing Date Cash, Estimated Closing Date Indebtedness, Estimated Transaction Expenses, Estimated HQ Termination Compensation, and HQ Related Cash-like Item is greater than (ii) the Purchase Price calculated using the Company Enterprise Value, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, and HQ Termination Compensation as finally determined in accordance with this Section 2.6, and the HQ Related Cash-like Item, then Seller shall no later than [***] ([***]) Business Days after such determination pay the amount of such difference to Buyer.
(f)Any payments made pursuant to Section 2.6 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the recipients thereof on their Tax Returns to the extent permitted by any Law.
(g)Accounting Procedures.
(i)For all purposes hereunder, the Estimated Closing Statement, Estimated Company Enterprise Value, Estimated Net Working Capital Amount, Estimated Closing Date Cash, Estimated Closing Date Indebtedness, Estimated Transaction Expenses, Estimated HQ Termination Compensation, Company Enterprise Value, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, HQ Termination Compensation, and Closing Date Schedule, and all determinations and calculations by any Person (including the Designated Accounting Firm) of EBITDA, Adjusted EBITDA, Company Enterprise Value, Cash and Cash Equivalents, Indebtedness, Current Assets, Current Liabilities or Closing Net Working Capital Amount shall in all circumstances be prepared and calculated strictly in accordance with the terms of this Agreement; provided that such calculations and determinations: (A) shall not include any purchase accounting or other adjustment arising out of the consummation of the Transactions, (B) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, (C) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP, and (D) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to actual days) basis to account for a Closing that occurs on any date other than the last day of a calendar month. [***].
(ii)The Parties agree that:
    (A)    Following the Closing Date through the date on which payment, if any, is made pursuant to Section 2.6(d) or Section 2.6(e), or if Seller and Buyer agree that no such payment is required, on the date of such determination, Buyer shall not, and shall cause the Company not to, take any actions with respect to the accounting records, books, policies or procedures of the Company on which the Estimated Company Enterprise Value, Estimated Closing Statement, Estimated Net Working Capital Amount, Estimated Closing Date Cash, Estimated Closing Date Indebtedness, Estimated Transaction Expenses, Estimated HQ Termination Compensation, Closing Date Schedule (including the determinations and calculations therein), Transaction Expenses and HQ Termination Compensation are to be based that would make it impracticable to calculate Estimated Company Enterprise Value, Estimated Closing Statement, Estimated Net Working Capital Amount, Estimated Closing Date Cash, Estimated Closing Date Indebtedness, Estimated Transaction Expenses, Estimated HQ Termination Compensation, Company Enterprise Value, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, HQ Termination Compensation or Closing Date Schedule in the manner contemplated by this Agreement.
    (B)    In no event shall any actions taken by Buyer or the Company following the Closing with respect to the accounting records, books, policies or procedures of the Company on which the Estimated Company Enterprise Value, Estimated Closing Statement, Estimated Net Working Capital Amount, Estimated Closing Date Cash, Estimated Closing Date Indebtedness, Estimated Transaction Expenses, Estimated HQ Termination Compensation, Company Enterprise Value, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, HQ Termination Compensation or Closing Date Schedule are to be based that are not consistent with the Agreed Accounting Principles (including but not limited to changes in any reserve, allowance or other account, any changes in methodology for inventory valuation or accounting or any reclassification of any asset) have any effect on, or be considered in, the preparation of the Estimated Company Enterprise Value, Estimated Closing Statement, Estimated Net Working Capital Amount, Estimated Closing Date Cash, Estimated Closing Date Indebtedness, Estimated Transaction Expenses, or Estimated HQ Termination Compensation (including the determinations and calculations contained therein) or the calculation of Company Enterprise Value, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, HQ Termination Compensation and Closing Date Schedule.
    (C)    The Estimated Closing Statement, Estimated Company Enterprise Value, Estimated Net Working Capital Amount, Estimated Closing

Date Cash, Estimated Closing Date Indebtedness, Estimated Transaction Expenses, Estimated HQ Termination Compensation, Company Enterprise Value, Closing Net Working Capital Amount, Closing Date Cash, Closing Date Indebtedness, Transaction Expenses, HQ Termination Compensation, or Closing Date Schedule and the respective determinations and calculations contained therein shall be prepared and calculated without regard to any changes in GAAP made or taking effect after the date of the Reference Statement.
    (D)    Without exception, the Target Net Working Capital Amount shall not be subject to change (including by the Designated Accounting Firm), regardless of whether the items or amounts included therein were recorded in accordance with GAAP.
    (E)    The determinations of the Estimated Company Enterprise Value, Company Enterprise Value, Estimated Net Working Capital Amount, and the Closing Net Working Capital Amount and the resulting payment of any adjustment relating thereto contemplated by Section 2.6(d) and Section 2.6(e) are intended solely to reflect changes between (i) the Estimated Company Enterprise Value and the Company Enterprise Value and (ii) the Closing Net Working Capital Amount and the Target Net Working Capital Amount, and, in each case, any such change can be measured only if the Estimated Company Enterprise Value, Company Enterprise Value, Estimated Net Working Capital Amount and the Closing Net Working Capital Amount and the calculations and determinations thereof (including of EBITDA, Adjusted EBITDA, Current Assets, Current Liabilities and Closing Net Working Capital Amount) are prepared using the same line items, accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections inclusions, exclusions and valuation and estimation methodologies) as were used and applied in connection with the preparation of the Reference Statement.
SECTION 2.7.Withholding. The Company, Buyer, and Seller shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement any amounts that are required under any applicable Law to be deducted and withheld (if any); provided, however, that the applicable withholding agent shall give the applicable payee written notice of the intended deduction or withholding, including the legal basis therefor, at least [***] ([***]) Business Days before such deduction or withholding is required, and the parties shall cooperate in good faith to reduce or eliminate any such withholding requirement. To the extent that any such amounts are so deducted or withheld and remitted to the appropriate Governmental Body, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The applicable withholding agent will timely pay or cause to be paid any amounts withheld pursuant to this Section 2.7 to the appropriate Governmental Body.REPRESENTATIONS AND WARRANTIES

SECTION 3.1.Seller’s Material Representations and Warranties.Subject to the matters set forth in the Disclosure Letter, Seller represents and warrants to Buyer that the matters set out in EXHIBIT 3.1 are true and correct as of the Effective Date and the Closing Date (or as of the specific point in time if so indicated expressly in the relevant item).

SECTION 3.2.Seller’s General Representations and Warranties. Subject to the matters set forth in the Disclosure Letter, Seller represents and warrants to Buyer that the matters set out in EXHIBIT 3.2 are true and correct as of the Effective Date and the Closing Date (or as of the specific point in time if so indicated expressly in the relevant item).

SECTION 3.3.Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the matters set out in EXHIBIT 3.3 are true and correct as of the Effective Date and the Closing Date (or as of the specific point in time if so indicated expressly in the relevant item).
ARTICLE 4.COVENANTS
SECTION 4.1.Operation of Business. From the Effective Date to the Closing Date or the termination of this Agreement in accordance with its terms, except as otherwise expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (i) cause the Company to (a) operate, with a duty of care of a good manager, in the Ordinary Course of Business and in compliance with applicable Law and (b) preserve substantially intact its business organization , assets and goodwill (including its present relationships with Persons with whom it does business) and (ii) not permit the Company to do any of the following;
(a)terminate or modify in any material respect any Material Contract (General R&W) or enter into any new Material Contract (General R&W), except for renewals on the terms set forth therein or in the Ordinary Course of Business and entry into an agreement for the early termination of the Hokkaido Chitose Lease (the “Hokkaido Chitose Side Letter”), provided Seller consults with, and considers in good faith feedback from, Buyer on such agreement;
(b)initiation, modification, or termination of a material business alliance or capital alliance;
(c)effect any reduction of stated capital (shihon kin), capital reserve (shihon junbikin) or retained earnings reserve (rieki junbikin);
(d)declare, set aside or pay a dividend on, or make any other distribution in respect of, its equity securities, except dividends or distributions payable prior to the date that is seven (7) days before the Closing Date that would not, after giving effect to such dividend or distribution, result in the Company failing to satisfy the condition in Section 5.1(m) on the Closing Date; provided that, (i) Seller shall notify the amount and the effective date of such dividend or distribution no later than five (5) days prior to the effective date of such dividend or distribution and (ii) Seller shall and shall cause the Company to duly submit the tax treaty application form under Japan-U.S. Tax treaty containing the information required to obtain an exemption from Japanese withholding Tax, prior to paying such dividend or making distribution, and if such tax treaty application form is not submitted prior to paying such dividend or making distribution, Seller shall and shall cause the Company to withhold certain Japanese income Tax amount from the dividend or distribution amount in accordance with applicable Japanese Tax Laws;

(e)(i) issue, sell, transfer, pledge, grant, dispose of, encumber or deliver any equity securities of any class or any securities convertible into or exercisable or exchangeable for voting or equity securities of any class, including stock options (shinkabu yoyakuken) or (ii) adjust, split, consolidate, combine or reclassify any of its equity securities;
(f)cancel, redeem or repurchase or otherwise acquire any of its outstanding shares of capital stock of any class or other equity securities (including stock options (shinkabu yoyakuken)), excluding the repurchase of the Management Shares as contemplated by Section 4.8;
(g)acquire or agree to acquire in any manner any business or any corporation, partnership, association or other business organization or division thereof of any other Person (including by merger or consolidation with or into, the purchase of more than 50% of the equity interests in, or the purchase of all or substantially all of the assets of, any such Person) or implementation of corporate split (kaisha bunkatsu), share-to-share transfer (kabushiki koukan), share delivery (kabushiki kofu), share exchange (kabushiki iten) or transfer of business (jigyou-jouto);
(h)adopt any amendments to its Governing Documents or any of its material internal rules and regulations;
(i)merge or consolidate with or into any other Person or dissolve or liquidate;
(j)(i) grant or announce any new incentive awards, bonus or similar compensation or any increase in the salaries or bonuses payable by the Company to any of its employees; provided that the Company shall be permitted to increase the salaries of its employees and pay bonuses to its employees, in each case in the Ordinary Course of Business, (ii) increase the benefits under any employee benefit plan except for benefit increases in the Ordinary Course of Business, (iii) dismiss (other than for material cause), appoint or hire any executive officer, or (iv) otherwise enter into any transaction with any of its officers, employees or Affiliates (or any directors, managers, officers or employees of any such Affiliate), other than employment or benefit arrangements entered into in the Ordinary Course of Business;
(k)execution or amendment of any Contracts with any Person or any other action that would create Indebtedness (for the avoidance of doubts, not including any accounts payable, trade debts, deposits received or other commercial liability arising in the Ordinary Course of Business) or providing any guarantee with respect to any such Indebtedness of another Person;
(l)mortgage, pledge or subject to any Encumbrance, other than Permitted Encumbrances, any of its properties or assets;
(m)acquire, sell or otherwise dispose any assets, except (i) for assets with a cost basis, in the aggregate, of less than JPY [***], (ii) for purchases of inventory or supplies in the Ordinary Course of Business, and (iii) capital expenditures reasonably required in connection with the Funabashi lease refurbishment;
(n)commence or settle any claim, action or proceeding, in each case involving an amount in excess of JPY [***];
(o)except as required by GAAP or by applicable Law, change any of the material accounting methods, principles or practices used by the Company; or
(p)agree to take any of the actions set forth in the foregoing clauses (a) through (o), except as otherwise contemplated by this Agreement.

Without limiting the forgoing, nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing.
SECTION 4.2.Approval of the Transactions. At least one (1) Business Day prior to the Closing Date, Seller shall cause the Company to complete all internal procedures necessary to consummate (a) the transfer of the Management Shares from the Management Holders to Seller, (b) the transfer of the Shares from Seller to Buyer in accordance with all applicable Laws and any internal regulations of the Company.
SECTION 4.3.International Development and Franchise Agreement. Prior to the Closing, Seller shall and shall cause the Company to enter into the International Development and Franchise Agreement and the Intercompany License Termination Agreement, in each case, to be effective from and after the Closing.
SECTION 4.4.Access to Information; Contact with Employees, Vendors and Others.
(a)From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall, and shall cause the Company and its respective Representatives to, use commercially reasonable efforts to provide Buyer and its authorized Representatives with reasonable access during normal business hours to the respective properties, facilities, books, Contracts and records of the Company as well as, the opportunity for Buyer and its Representatives to meet with or have access to the directors, statutory auditors, officers and employees of the Company as Buyer may reasonably request (collectively, an “Inspection”); provided, that (i) Buyer shall provide Seller and the Company with reasonable prior notice of any Inspection and (ii) Buyer shall not interfere with the normal business operations of the Company.
(b)All of the information provided or made available pursuant to any Inspection shall be treated as Confidential Information.
(c)Notwithstanding the foregoing, Seller shall not be required to provide, or cause to be provided, (i) any information which (A) it is prohibited from providing to Buyer and its Affiliates and Representatives by reason of applicable Law, or (B) constitutes information protected by the attorney/client and/or attorney work product privilege, or (ii) any confidentiality agreement with a former potential purchaser in connection with a proposed Transaction or any other documentation to the extent related to any sale process with respect to such Transaction. The Parties shall, to the extent legally permissible, reasonably necessary and practicable, make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.
SECTION 4.5.Third Party Consents. From the Effective Date until the Closing, Seller shall (and Seller shall cause the Company to) (i) provide notifications to the counterparties under all Contracts which require the Company as a party thereto to make such notifications in connection with the Transactions as set forth in EXHIBIT 4.5(i); and use its commercially reasonable efforts to obtain at the earliest practicable date all Consents required by each Contract listed in EXHIBIT 4.5(ii) to consummate the Transactions (“COC Consent

Contracts”) at its sole cost and expense and in a written form reasonably satisfactory to Buyer without imposing on the Company or Buyer any obligations or liabilities that would reasonably likely to be adverse to the Company or Buyer; provided, however, that neither Seller nor the Company shall be obligated to pay any consideration to any Person from whom consent is requested. Seller and the Company shall not have any liability to Buyer or any of its Affiliates arising out of or relating to the failure of Seller or the Company to obtain any such Consent prior to the Closing to the extent Seller used its commercial reasonable efforts to obtain such Consent, and such failure shall not constitute a breach of this Agreement or affect the validity of the transfer of the Shares to Buyer. At Seller’s request, Buyer shall reasonably cooperate with Seller’s commercially reasonable efforts under clause (ii) of this Section 4.5.
SECTION 4.6.Efforts to Consummate. Upon the terms and subject to the conditions hereof, and without prejudice to (and subject to the provisions of) Section 4.12, from the Effective Date until the Closing, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions and to cause the Closing to occur, including using its commercially reasonable efforts to fulfill the conditions to the Transactions. No Party shall take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in Article 5 not being satisfied.
SECTION 4.7.Regulatory Approvals.
(a)[Intentionally omitted.]
(b)Buyer agrees to, and will cause its applicable Affiliates to, use commercially reasonable efforts to take any actions necessary to avoid, eliminate, and resolve any impediments under any Antitrust Law or trade regulation Law that may be asserted by any Governmental Body or any other Person with respect to the Transactions and to obtain all Consents under any Antitrust Law that Buyer or its applicable Affiliates may be required by any Governmental Body to enable the Parties to consummate the Closing as promptly as practicable; provided that neither Party is obligated to take any action that would require the sale, divestiture, transfer, license, disposition, or hold separate of any assets, properties, or businesses of Buyer or its Affiliates, or the assets, properties, or businesses to be acquired pursuant to this Agreement, or to terminate, modify, or assign any existing relationships, Contracts, or obligations, or to change or modify any course of conduct regarding future operations, except to the extent Buyer determines in its sole discretion.
(c)Buyer and Seller shall each keep the other Party apprised of the status of matters relating to the completion of the Transactions and, without prejudice to (and subject to the provisions of) Section 4.7, work cooperatively in connection with obtaining any Consent of any Governmental Body necessary to consummate the Transactions, including, in each case, if reasonably requested by the other Party and to the extent practicable and permitted by applicable Governmental Bodies and under applicable Law, (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communications, advising the other orally of) any material communications from or with any such Governmental Body with respect to the Transactions, (ii) in connection with any meeting with any such Governmental Body with respect to the Transactions, consulting with the other

Party in advance, (iii) furnishing the other Party with copies of material correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Body with respect to this Agreement and the Transactions, and (iv) furnishing the other Party with such necessary information and reasonable assistance as such other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Body required by this Agreement or otherwise with respect to the Transactions.]
SECTION 4.8.Acquisition of Management Shares. Prior to the Closing, Seller shall acquire from the Management Holders all shares of Common Stock held by the Management Holders (such shares, the “Management Shares”), without any cost, expense or liability to the Company and pursuant to documentation reasonably acceptable to Buyer.
SECTION 4.9.Executive Service Agreement. At or prior to the Closing, Seller shall (i) use its commercially reasonable efforts to cause [***] to enter into an executive service agreement (the “Executive Service Agreement”) in a form and substance satisfactory to Buyer, and (ii) cooperate with Buyer to effect the foregoing.

SECTION 4.10.Notification of Certain Events.
(a)From the Effective Date until the Closing or the termination of this Agreement, whichever is earlier, Seller shall promptly notify Buyer in writing of any Circumstance the existence, occurrence or taking of which (i) has resulted in, or could reasonably be expected to result in, any breach of its covenants or any representation or warranty made by Seller not being true and accurate as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) or (ii) has resulted in, or could reasonably be expected to result in, any of the conditions under Article 5 not being satisfied by and on the Closing Date, to the extent the such Seller obtains knowledge of such breach. No such notification shall affect or be deemed to modify any representation, warranty, covenant or agreements made in this Agreement or to admit any breach of the same.
(b)From the Effective Date until the Closing or the termination of this Agreement, whichever is earlier, Buyer shall promptly notify Seller in writing of any Circumstance, the existence, occurrence or taking of which has resulted in, or could reasonably be expected to result in, any breach of Seller’s covenants, to the extent the Buyer obtains actual knowledge of such breach; provided, however, that if Seller has actual knowledge that a breach of its covenants to be performed prior to Closing has beyond a reasonable doubt occurred and fails to deliver the written notice required under the preceding paragraph (a), no failure of Buyer to notify of such breach shall constitute a breach of this paragraph (b).
SECTION 4.11.[Intentionally Omitted.]
SECTION 4.12.Indemnification; Directors’ and Officers’ Insurance.
(a)Buyer agrees that all rights to indemnification, liability limitation or exculpation in favor of the directors, officers and employees of the Company, as provided in the Company’s Governing Documents and in effect as of the Effective Date with respect to any matters occurring prior to the Closing Date (the “D&O Rights”), shall survive the Closing and shall continue in full force and effect and that the Company on its own behalf will perform and discharge the Company’s obligations to provide the D&O Rights. The provisions of the Company’s Governing Documents providing for the D&O Rights shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers or, employees of the Company, unless such modification is required by applicable Law.
(b)Contemporaneously with the Closing, the Company shall purchase, and after the Closing Buyer shall cause the Company to maintain in effect, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any directors’ and officers’ liability insurance policies relating to the Company as of the Effective Date or at the Closing, for a period of six (6) years following the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under such directors’ and officers’ liability insurance policies of the Company as of the Effective Date and disclosed to Buyer ; provided that (i) Buyer may permit the Company to substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date, and (ii) the aggregate cost of such “tail” policy will not exceed 150% of the current annual premium for such insurance. The fees and expenses of such tail policy (including brokerage fees and commissions) shall be borne by Buyer.
(c)The current and former directors, managers, officers, employees and agents of the Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 4.12 are intended to be third party beneficiaries of this Section 4.12. This Section 4.12 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of Buyer.
(d)In case Buyer or the Company breach its obligations under this Section 4.12, Buyer agrees to pay, or to cause the Company to pay, jointly and severally, all expenses, including reasonable attorneys’ fees, which may be incurred by the indemnified Persons referred to in this Section 4.12 to enforce their rights provided in this Section 4.12 (subject to reimbursement if the indemnified Person is subsequently determined not to be entitled to indemnification under this Section 4.12) against Buyer or the Company.
(e)If Buyer, the Company or any of their respective successors or assigns, proposes to (i) consolidate with or merge into any other Person and Buyer or the Company (as applicable) shall not be the continuing or surviving corporation or entity in such proposed transaction, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of Buyer or the Company, as the case may be, shall, from and after the consummation of such transaction, honor the indemnification and other obligations set forth in this Section 4.12.

SECTION 4.13.Documentation and Information. After the Closing Date, Buyer shall cause the Company to, until the [***] of the Closing Date, retain the books and records of the Company in existence on the Closing Date and make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours of the Company, upon reasonable request and upon reasonable notice, provided that such period shall extend until the [***] of the due date of the first corporate income Tax Return after Closing for books and records that may reasonably required to permit the Seller to perform or satisfy any accounting or regulatory obligation, in connection with any legal proceeding by or before a Taxing Authority or the preparation and filing of Tax filings and other Tax compliance obligations. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to disclose or provide any information that Buyer reasonably believes would violate applicable Law (including any Antitrust Laws or data protection or privacy Laws).
SECTION 4.14.Contact with Customers, Vendors and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to, and shall not (and shall not permit any of its Representatives or Affiliates to), contact any customer, vendor, distributor or other material business relation of the Company regarding the Company, its business or the Transactions without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.
SECTION 4.15.R&W Insurance. Buyer shall use commercially reasonable efforts to cause the R&W Insurance Policy to be bound effective at or before Closing, with a copy of such policy provided to Seller at least five (5) Business Days prior to Closing, and, to the extent it is within Buyer’s control, will not amend, modify or waive any term, provision, right or obligation of or under the R&W Certificate or the R&W Insurance Policy (before or after Closing) in any respect that could reasonably be expected to adversely impact Seller hereunder or otherwise without the prior written consent of Seller. Buyer shall be responsible for all premiums, broker fees and Taxes and other fees and expenses incurred in connection with the issuance of the R&W Insurance Policy (collectively, “R&W Insurance Expenses”). The R&W Insurance Policy shall expressly provide that the insurer writing such policy shall only be entitled to subrogate in instances of Fraud, by Seller, and shall waive all other rights, against Seller (or Seller’s direct or indirect equity holders or members, directors, officers, partners, employees or Representatives), except in instances of Fraud by Seller. From and after the Closing Date, Buyer shall not (and shall cause its Affiliates to not) amend, modify, terminate, or waive any term or condition set forth in the R&W Insurance Policy, in any case, in a manner inconsistent with the immediately preceding sentence.
SECTION 4.16.[Intentionally Omitted]
SECTION 4.17.Financing.
(a)Arrangement of Financing. Buyer shall use its commercially reasonable best efforts to take, or cause to be taken, such actions that are necessary to consummate the Financings on the terms and conditions set forth in the Commitment Letters and to satisfy the conditions to the Financings as described in the Commitment Letters, including the execution and delivery of all such instruments and documents as may be reasonably required thereunder. Without limiting the generality of the foregoing, Buyer shall, except to the extent

(i) that such action would not impact the availability of the Debt Financing on the Closing Date or (ii) where it is reasonably expected that any of the conditions precedent set forth in Section 5.1 will not be satisfied by the Long Stop Date (for (ii), other than where such expectation is attributable to a failure of Buyer to perform any covenant or obligation in this Agreement required to be performed by Buyer at or prior to the Closing);
(i)Negotiate Definitive Financing Agreements: as promptly as practicable after the date hereof, use commercially reasonable best efforts to negotiate, execute and deliver definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”), provided, that such Definitive Financing Agreements shall not: (A) result in any reduction of the aggregate amount of the Debt Financing provided for in the Debt Commitment Letter (including by changing the amount of fees or original issue discount contemplated by the Debt Commitment Letter) to an amount that, when combined with the amount of the Equity Financing, is less than the amount sufficient for Buyer to pay the Purchase Price hereunder and pay all related fees and expenses; (B) result in any material expansion or imposition of new conditions or other contingencies to the receipt or funding of the Debt Financing beyond those expressly set forth in the Debt Commitment Letter; or (C) result in any material amendment or modification of any such conditions or contingencies in a manner materially adverse to Buyer;
(ii)Comply with Covenants: use commercially reasonable best efforts to (A) comply on a timely basis with all covenants and other obligations of Buyer set forth in the Commitment Letters and the Definitive Financing Agreements; and (B) satisfy all conditions and other contingencies to the Debt Financing or the Equity Financing set forth in the Commitment Letters and the Definitive Financing Agreements;
(iii)Payment of Fees: pay in a timely manner any commitment or other fees that are or become due and payable by Buyer or Sponsor under any of the Commitment Letters or Definitive Financing Agreements; and
(iv)Enforcement of Rights: use commercially reasonable best efforts to: (A) enforce its rights under the Commitment Letters and Definitive Financing Agreements; (B) cause the lenders under the Debt Commitment Letter and the Definitive Financing Agreements to fund the Debt Financing in accordance with the terms of the Debt Commitment Letter and the Definitive Financing Agreements; and (C) cause the Sponsor to fund the Equity Financing in accordance with the terms of the Equity Commitment Letter.
(b)Arrangement of Alternative Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or Definitive Financing Agreements for any reason, or the Debt Commitment Letter or Definitive Financing Agreements shall be withdrawn, terminated or otherwise amended or modified in any respect such that any portion of the Debt Financing becomes unavailable for any reason (such situation, “Debt Financing Unavailable Situation”), then Buyer shall use its commercially reasonable best efforts to arrange and obtain, as promptly as practicable, alternative debt financing (“Alternative Financing”) in amounts and otherwise on terms and conditions no less favorable in the aggregate to Buyer in all material respects than as set forth in the Debt Commitment Letter. If Buyer proceeds with any Alternative Financing, Buyer shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing.
(c)Amendments. Buyer shall not permit any material amendment, supplement or modification to be made to, or agree to permit any waiver of any provision or remedy under, any Commitment Letter or Definitive Financing Agreement (including any amendment, supplement, modification or waiver that has the effect of changing the amount of fees to be paid or original issue discount) without the Company’s prior written consent, not to be unreasonably withheld, delayed or conditioned, except that Buyer may amend, supplement or otherwise modify the Debt Commitment Letter or Definitive Financing Agreements (including by joining one or more additional lenders or agents as parties thereto) if such amendment, supplement or modification: (i) does not result in an aggregate amount of Debt Financing provided for in the Debt Commitment Letter or the Definitive Financing Agreements (including by changing the amount of fees or original issue discount contemplated thereby) that, when combined with the amount of the Equity Financing, is less than the amount sufficient for Buyer to pay the Purchase Price hereunder and pay all related fees and expenses; (ii) does not result in any material expansion or imposition of new conditions or other contingencies to the receipt or funding of the Financings beyond those expressly set forth in the Debt Commitment Letter or Definitive Financing Agreements, in each case that would reasonably be expected to delay the Closing or make the funding of the Debt Financing or Alternative Financing less likely to occur in material respect; (iii) only extends the effective term of the Debt Commitment Letter; or (iv) does not result in any amendment or modification of any such conditions or contingencies in a manner materially adverse to Buyer (including by making such conditions or contingencies materially less likely to be satisfied).
(d)Developments and Changes. Buyer shall promptly provide Seller copies of any Definitive Financing Agreements if executed or executed commitment letter associated with an Alternative Financing if any, if reasonably requested by Seller prior to the Closing Date. In addition to Buyer’s obligations pursuant to the prior sentence, if it has resulted in or would reasonably be expected to result in Debt Financing Unavailable Situation, Buyer shall promptly inform Seller and hold telephonic meetings with Seller and its Representatives, during which Buyer shall update Seller as to, and respond to questions regarding, the actions Buyer has taken to comply with Section 4.17(b) and the status of Buyer’s efforts to consummate the Financings.
(e)Company Obligations in Respect of the Debt Financing. The Company agrees to, and will use commercially reasonable efforts to cause the appropriate officers and employees of the Company to, upon the reasonable request of Buyer, reasonably cooperate in connection with the arrangement of the Debt Financing or the Alternative Financing, as applicable.
(i)Specific Financing Assistance Covenants. Without limiting the generality of the foregoing, the Company shall, and shall use commercially reasonable efforts to cause the appropriate officers and employees of the Company to provide (or cause to be provided) on a timely basis any cooperation reasonably requested by Buyer in connection with Buyer’s Debt Financing and the consummation thereof, including:
(A)Drafting and Diligence Sessions: participate in a reasonable number of drafting sessions and due diligence sessions;

(B)Provide Information: furnish Buyer, its Affiliates and its financing sources with such financial and other pertinent information regarding the Company, including the Financial Statements, as may be reasonably requested by Buyer (subject to the financing sources being bound by confidentiality agreements in accordance with customary market practice and as to which the Company and Seller shall be express beneficiaries);
(C)Disclosure Documents and Representation Letters: provide reasonable assistance in the preparation of customary disclosure documents and customary representation letters reasonably required in connection with the Debt Financing;
(D)Collateral and Guarantee: facilitate the pledging of collateral or guarantees (which shall be effective only at or after the Closing) as reasonably requested by Buyer; and
(E)Documents: be available to provide and execute documents (or in the case of documents from advisors, use its commercially reasonable efforts to cause its advisors to provide and execute documents) as may be reasonably requested by Buyer and as are customary for transactions of the type contemplated by this Agreement and that are not effective until as of or after the Closing.
(ii)Conditions to Financing Assistance Covenants.
(A)No Requirement to Take Action Resulting in Liability. Neither the Company nor any of its Representatives shall be required to: (1) take any action that would result in a breach of any Contract, or that would, in the Company’s reasonable judgment, unreasonably interfere with the business or operations of the Company prior to the Closing; (2) take any action that would conflict with or result in a breach of any applicable Order or any applicable Law to which the Company is party or bound; or (3) incur any liability or agree to provide any indemnity prior to the Closing.
(B)No Requirement to Approve. Neither the Company, nor any of its Representatives, shall be required to take any action in any capacity to authorize or approve the Financings (or any Alternative Financing).
(f)Indemnification; Confidentiality. Buyer shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and accountants’ fees) incurred by the Company or its Representatives in connection with the execution of documents provided under Section 4.17(e)(i)(E) that are to be executed prior to the Closing (if any) to the extent such costs and expenses are approved by Buyer (which approval shall not be unreasonably withheld, delayed or conditioned). All information provided by or on behalf of the Company or any of its Affiliates pursuant to Section 4.17 shall be kept confidential by Buyer and its Affiliates in accordance with Section 9.3, except that Buyer shall be permitted to disclose such information to the sources of its Financings, rating agencies and prospective lenders during syndication of the Debt Financing, subject to the sources of Financings, ratings agencies and prospective lenders entering into customary confidentiality undertakings with respect to such information (and as to which the Company and Seller shall be express beneficiaries). This Section 4.17(f) shall survive any termination of this Agreement without the Closing occurring.

SECTION 4.18.Intercompany Accounts. On or prior to the Closing Date, Seller shall cause any intercompany accounts involving Seller or any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, to be fully settled and discharged (through payment, dividend, capitalization or otherwise); provided that proviso of Section 4.1(d) shall be applied in case of dividends or distributions paid or made by the Company to Seller.
SECTION 4.19.Resignations. Seller shall deliver to Buyer resignation letters, which shall be in form and substance reasonably satisfactory to Buyer (such letters, the “Resignation Letters”), effective upon the Closing, of all directors, company auditors and officers of the Company that the Buyer identifies to the Company no later than five (5) Business Days prior to the Closing Date.
SECTION 4.20.Remittance of Hokkaido Chitose Lease Payment. From and after the Closing, (i) Buyer shall, and shall cause the Company to, use reasonable best efforts to collect the full amount due to the Company from GK Minami Chitose Leasing, if any, pursuant to the Hokkaido Chitose Side Letter, and (ii) the Company shall, within [***]of receiving any such payments, remit all proceeds from GK Minami Chitose Leasing (after deduction of any Taxes that would be payable in relation to receipt of such payments) to Seller, including for the avoidance of doubt the amount of any rent relief as proceeds.
SECTION 4.21.Further Assurances. The Parties shall execute and procure all other Persons to execute and do (where necessary or appropriate), all such further deeds, assurances, acts, and things as may be reasonably required so that full effect may be given to the terms and conditions of this Agreement.
ARTICLE 5.CONDITIONS PRECEDENT
SECTION 5.1.Buyer’s Conditions Precedent. Buyer’s obligations to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(a)All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing have been duly performed and complied with by Seller in all material respects.

(b)Each of Seller’s representations and warranties set forth in Section 3.1 is true and accurate (without giving effect to the terms “material,” “materiality,” “Material Adverse Effect,” or similar qualifications set forth therein) in all respects as of the Effective Date and as of the Closing Date, except where the inaccuracy of such representations or warranties does not, and would not reasonably be expected to, have a Material Adverse Effect and each Seller Fundamental Warranty shall be true and accurate in all respects as of the Effective Date and as of the Closing Date.

(c)Between the Effective Date and the Closing Date, no change, development, circumstance, effect, event or fact shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(d)Seller shall, at its sole cost and expense, have obtained all Consents or approvals required for the consummation of the Transactions from the landlords or other counterparties to the Real Estate Leases (for Buyer’s CP), in a form reasonably satisfactory to Buyer and without imposing on the Company or Buyer any additional obligations or liabilities that would reasonably be expected to be adverse to the Company or Buyer; provided that such Consents or approvals shall be deemed obtained if the applicable landlord or counterparty either (i) has delivered a Consent in a form acceptable to Buyer or (ii) has not notified Seller that it withholds Consent to, or otherwise objects to, the consummation of the Transactions.

(e)The Seller shall, at its sole cost and expense, have obtained a written Consent from each counterparty to the Material COC Consent Contracts in a form reasonably satisfactory to Buyer without imposing on the Company or Buyer any additional obligations or liabilities that would reasonably likely be adverse to the Company or Buyer to consummate the Transactions, and a copy of each such written Consent shall have been delivered to Buyer.

(f)[Intentionally omitted.]

(g)No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Transactions (each, a “Restraining Order”) has been issued by any court of competent jurisdiction or other Governmental Body in Japan or in any other jurisdiction or remains in effect, and there is no Law or filing of a petition seeking a Restraining Order made by any Third Party which makes the consummation of the Transactions illegal.
(h)The board of directors of the Company shall have duly approved all matters with respect to the Transactions contemplated by Section 4.2, and Buyer shall have received a copy of such approval.

(i)Buyer shall have received all Resignation Letters signed by the applicable Persons as provided in Section 4.19.

(j)The intercompany accounts involving Seller or any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, shall have been fully settled and discharged (through payment).

(k) [Intentionally omitted.]
(l)No Exemption Event shall have occurred.

(m)Cash and Cash Equivalents as of 11:59 p.m. (Tokyo time) on the day immediately prior to the Closing Date shall be at least JPY [***].

(n)Seller shall have duly acquired the Management Shares in accordance with Section 4.8.

(o)Seller and the Company shall have duly executed the Subfranchise Addendum and DFD Amendment, each in a form reasonably satisfactory to Buyer and executed in connection with the International Development and Franchise Agreement.

SECTION 5.2.Seller’s Conditions Precedent. Seller’s obligations to sell the Shares and to take the other actions required to be taken by Seller at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

(a)All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing have been duly performed and complied with in all material respects.

(b)Each of Buyer’s representations and warranties set forth in Section 3.3 other than Buyer Fundamental Warranty is accurate in all material respects as of the Effective Date and the Closing Date, except where the inaccuracy of such representations or warranties does not, and would not reasonably be expected to, have a material adverse effect on Buyer’s performance of its covenant under this Agreement, and each Buyer Fundamental Warranty shall be true and accurate in all respects as of the Effective Date and the Closing Date.

(c)[Intentionally omitted.]

(d)No Restraining Order has been issued by any court of competent jurisdiction or other Governmental Body in Japan or in any other jurisdiction or remains in effect, and there is no Law or filing of a petition seeking a Restraining Order made by any Third Party which makes the consummation of the Transactions illegal.

SECTION 5.3.Emergency Circumstance and Frustration of Closing Conditions. Buyer may not rely on the failure of any condition set forth in Section 5.1, either as a basis for not consummating the Transactions, or as a basis for terminating this Agreement, if such failure was caused by Buyer’s withholding, conditioning or delaying its approval for actions that are reasonably necessary to respond to emergency situations for which Seller sought approval from Buyer to take.

ARTICLE 6.TERMINATION

SECTION 6.1.Termination Events.This Agreement may be terminated, prior to the Closing, as follows:

(a)by Buyer by written notice to Seller if:

(i)Buyer is not then in material breach of any provision of this Agreement, and there has been a breach of Seller Fundamental Warranty or material breach of any representation or warranty made by Seller in Section 3.1 or of any covenant or obligation made by Seller in this Agreement that would give rise to the failure of any of the conditions specified in Section 5.1, and such breach is not cured within thirty (30) days from Seller’s receipt of a written notice from Buyer regarding such breach;

(ii)the Closing shall not have occurred on or prior to [***](the “Long Stop Date”); provided, however, that (A) Buyer shall, if it is reasonably expected the Closing becomes unlikely to occur on or prior to [***], use reasonable best efforts to obtain an extension of the Debt Commitment Letter to[***], and if such extension is granted, the Long Stop Date shall be [***], and (B) Buyer shall not be permitted to terminate this Agreement pursuant to this Section 6.1(a)(ii) if the failure of the Closing to occur by the Long Stop Date is primarily attributable to a failure of Buyer to perform any covenant or obligation in this Agreement required to be performed by Buyer at or prior to the Closing; or

(b)by Seller by written notice to Buyer if:

(i)Seller is not then in material breach of any provision of this Agreement, and there has been a breach of Buyer Fundamental Warranty or material breach of other representation or warranty made by Buyer in Section 3.3 or of any covenant or agreement made by Buyer in this Agreement that would give rise to the failure of any of the conditions specified in Section 5.2, and such breach or condition is not cured within thirty (30) days from Buyer’s receipt of a written notice from Seller regarding such breach;

(ii)the Closing shall not have occurred on or prior to the Long Stop Date; provided, however, that Seller shall not be permitted to terminate this Agreement pursuant to this Section 6.1(b)(ii) if the failure of the Closing to occur by the Long Stop Date is primarily attributable to a failure of Seller to perform any covenant or obligation in this Agreement required to be performed by Seller at or prior to the Closing; or

(c)by any Party by written notice to the other Party in the event any Order permanently preventing the occurrence of the Closing shall become final and binding; or

(d)by the mutual written agreement of Seller and Buyer.

SECTION 6.2.Effect of Termination. Each Party’s right of termination under Section 6.1 is in addition to any other rights it may have under this Agreement or at law or equity. If this Agreement is terminated pursuant to Section 6.1, all obligations of the Parties under this Agreement will terminate, except that the following shall survive: (a) the provisions contained in Article 7 and 9, and (b) all liabilities that have accrued prior to termination. Notwithstanding the foregoing, the provisions of Article 1, Section 4.13, this Article 6, Article 8, Article 9 shall survive any termination of this Agreement pursuant to Section 6.1 and remain valid and binding obligations of the Parties.

ARTICLE 7.NON-SURVIVAL; INDEMNIFICATION; ACKNOWLEDGEMENTS

SECTION 7.1.Non-Survival of Representations and Warranties. None of the representations and warranties of Seller contained in this Agreement shall survive the Closing except for cases of fraud, fraudulent acts or willful misconduct, and following the

Closing, other than a claim of fraud, fraudulent acts or willful misconduct against a Party or breach of any Seller Fundamental Warranties, no claims (whether in contract, in tort, in law or in equity, granted by statute or otherwise) may be made against Seller with respect to any of such representations or warranties; it being agreed that all of such other claims that would otherwise arise in respect of the representations and warranties of Seller contained in this Agreement are expressly waived and released by the Parties to the fullest extent permitted by Law; provided, however, the foregoing shall not limit claims made against the insurer under the R&W Insurance Policy. The covenants and agreements of Buyer, Seller and the Company that are required to be performed by such Party under this Agreement shall survive the Closing in accordance with their respective terms. Buyer acknowledges that the provisions of this Agreement, including this Article 7, shall apply regardless of whether (i) Buyer maintains the R&W Insurance Policy following the Closing, (ii) the R&W Insurance Policy expires, is revoked, cancelled, or modified, or (iii) any claim made under the R&W Insurance Policy is denied by the insurer.

SECTION 7.2.Indemnification.
(a)From and after the Closing, Buyer shall indemnify Seller and its Affiliates (each a “Seller Indemnified Party”) from and against any and all Losses incurred by any Seller Indemnified Party arising out of, based on or resulting from: (i) any breach or inaccuracy of Buyer’s representations and warranties, or (ii) any breach of any covenant or agreement of Buyer set forth in this Agreement (other than Section 4.10(b)).
(b)From and after the Closing, Seller shall indemnify Buyer and its Affiliates (including the Company following the Closing) (each a “Buyer Indemnified Party”) from and against any and all Losses incurred by any Buyer Indemnified Party arising out of, based on or resulting from: (i) any breach or inaccuracy of any Seller Fundamental Warranties, (ii) any breach of any covenant or agreement of Seller set forth in this Agreement, or (iii) any breach of any Seller's representation and warranties involving fraud, fraudulent acts or willful misconduct of Seller. A Person to be indemnified in accordance with this Article as a Seller Indemnified Party or a Buyer Indemnified Party is referred to as an “Indemnified Party”, and the Party obligated to indemnify in accordance with this Article is referred to as the “Indemnifying Party”.
(c)Limitations on Time.
(i)Seller shall not be liable in respect of any Claim in respect of any of its covenants, agreements, representation or warranties set forth in this Agreement and any such Claim shall be wholly barred and unenforceable unless Buyer has given notice in writing of such Claim to Seller:
(A)with respect to covenants to be performed at or prior to the Closing Date, within the period of [***] from the Closing Date;
(B)with respect to the Seller Fundamental Warranties, within the period of [***] from the Closing Date;

(C)with respect to covenants to be performed after the Closing Date, within [***] from the date that Buyer recognizes such breach, non-performance, or non-compliance of any such covenant;
(D)with respect to breach of any Seller's representation and warranties involving fraud, fraudulent acts or willful misconduct of Seller, within the period of [***] from the Closing Date; and
(ii)Buyer shall not be liable in respect of any Claim in respect of any of Buyer’s representations and warranties or any covenant or agreement of Buyer set forth in this Agreement and any such Claim shall be wholly barred and unenforceable unless Seller has given notice in writing of such Claim to Buyer:
(A)with respect to covenants to be performed at or prior to the Closing Date, within the period of [***] from the Closing Date;
(B)with respect to the Buyer Fundamental Warranties, within the period of [***] from the Closing Date;
(C)with respect to covenants to be performed after the Closing Date, within [***] from the date that Seller recognizes such breach, non-performance, or non-compliance of any such covenant; and
(D)with respect to breach of any Buyer's representation and warranties other than Buyer Fundament Warranties, within the period of [***] from the Closing Date.
(d)Limitations on Amount.
(i)Except for any Claim with respect to fraud, fraudulent acts or willful misconduct, the Seller Fundamental Warranties, or the Buyer Fundamental Warranties, the Indemnifying Party shall not be liable in respect of any Claim by any Indemnified Party arising out of, based on or resulting from this Agreement unless (and subject in all cases to the other provisions of this Article 7):
(A)the amount of an individual Claim exceeds JPY [***](the “De Minimis Amount”); and
(B)the aggregate amount of all the individual Claims (other than those excluded for failure to meet the De Minimis Amount) exceeds JPY [***], in which case, the Indemnifying Party shall be liable to pay the full amount of such claims in their entirety.
(ii)Except with respect to fraud, fraudulent acts or willful misconduct, the Seller Fundamental Warranties, or the Buyer Fundamental Warranties, in no event shall the aggregate liability of the Indemnifying Party pursuant to this Agreement exceed [***]of the Purchase Price; provided that, with respect to fraud, fraudulent acts or willful misconduct, the Seller Fundamental Warranties, or the Buyer Fundamental Warranties, the Indemnifying Party’s aggregate liability shall not exceed [***]of the Purchase Price.

(e)Any payments made pursuant to Section 7.2 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the recipients thereof on their Tax Returns to the extent permitted by any Law.

SECTION 7.3.Calculation of Losses.
(a)For purposes of determining the amount of any Losses subject to indemnification under this Article 7, the amount of such Losses will be determined net of (i) any amounts taken into account in the calculation of the Closing Net Working Capital Amount, (ii) any amounts booked as related liabilities or reserves reflected in the Financial Statements, and (iii) the sum of any amounts recovered under insurance policies (except, solely with respect to determining Losses that Buyer seeks to recover from Seller, for amounts recoverable or for which there is a right of recovery under the R&W Insurance Policy) or other amounts recovered from third parties with respect to such Losses (net of any reasonable out-of-pocket expenses incurred in collecting such amounts) (“Insurance Proceeds”). In the event that any Insurance Proceeds are received by an Indemnified Party after payment for the related indemnification claim has been made pursuant to this Article 7, then the Indemnified Party shall pay to the Indemnifying Party, an amount equal to the amount of the reduction in Losses that would have been applied pursuant to the first sentence of this Section 7.3 had such Insurance Proceeds been received at the time such indemnification claim was made. The Indemnified Party shall use commercially reasonable efforts to seek recovery from third parties who may be responsible, in whole or in part, for Losses suffered by such Indemnified Party and to make claims under insurance policies providing coverage with respect to Losses suffered by such Indemnified Party.
(b)Notwithstanding any other provision of this Agreement, except for the event of fraud, fraudulent acts or willful misconduct, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 7.2(b) for any Losses based upon or arising out of a breach of any covenant to be performed at or prior to Closing if:
(i)Buyer, its Affiliates or any Representative of Buyer or its Affiliates had actual knowledge at or as of the Closing of the breach of the covenant giving rise to such Loss; provided, however, that this clause (i) shall not preclude Buyer Indemnified Parties from indemnification under Section 7.2(b) for breaches by Seller of a covenant to be performed at or prior to Closing that, individually or in the aggregate, do not or would not reasonably be expected to result in the condition in Section 5.1(a) not being satisfied, of which Buyer had actual knowledge, but only to the extent Buyer complied with its obligation under Section 4.10(b); or
(ii)the Circumstances constituting or resulting in such breach give rise to any breach of representation or warranty that is or would rightfully be the subject of an indemnification claim under the R&W Insurance Policy disregarding applicability of any retention or policy limits for purposes of this Section 7.3(b)(ii).

SECTION 7.4.Acknowledgements.
(a)Buyer hereby acknowledges that the R&W Insurance Policy shall be the sole and exclusive source of recovery and remedy for any Losses sustained, suffered or incurred by Buyer and its Affiliates (including, after the Closing, the Company) resulting from any breach, misstatement, misrepresentation, inaccuracy, or omission by Seller of its representations and warranties contained in this Agreement (other than the Seller’s Fundamental Warranties), in each case, other than (i) in the event of fraud, fraudulent acts or willful misconduct and (ii) for the avoidance of doubt, any Claims for not proceeding with the Closing in relation to non-fulfilment of the condition precedents under Section 5.1 or termination under Section 6.1(a)(i); provided that, subject to Section 7.4(b), the right to indemnification under this Article 7 and the R&W Insurance Policy, shall constitute Buyer’s sole and exclusive remedies with respect to any and all Losses relating to or arising from Seller’s fraud, fraudulent acts or willful misconduct, or a breach of Seller’s Fundamental Warranties.
(b)For purposes of this Article 7 and the other applicable provisions of this Agreement, in connection with any claim by a Buyer Indemnified Party for indemnification with respect to a breach of Seller's representation and warranties under this Article 7, the aggregate amount of Losses so payable will (i) first, be satisfied by recourse to the R&W Insurance Policy, if available; and (ii) then, subject to the limitations set forth in this Agreement, from Seller.
(c)The provisions of this Article 7 were specifically bargained-for between the Parties and were taken into account by each Party in arriving at the Purchase Price. The Parties have specifically relied upon the provisions of this Article 7 in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth herein.
(d)No past, present or future manager, director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of the Company, Seller, or any of their respective Affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of the Company or Seller arising under this Agreement or for any claim based on, in respect of, or by reason of, the sale and purchase of the Companies, including, without limitation, any alleged non-disclosure or misrepresentations made by any such Persons, other than in the event of fraud, fraudulent acts or willful misconduct.
(e)No past, present or future manager, director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of Buyer, or any of their respective Affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of Buyer arising under this Agreement or for any claim based on, in respect of, or by reason of, the sale and purchase of the Companies, including, without limitation, any alleged non-disclosure or misrepresentations made by any such Persons, other than in the event of fraud, fraudulent acts or willful misconduct.

SECTION 7.5.Waiver.
(a)Each Party knowingly, willingly, irrevocably and expressly acknowledges and agrees (on behalf of itself, each of its Affiliates and each of its and their Representatives),

that, from and after the Closing and to the fullest extent permitted under any applicable Law, any and all rights, claims, demands, Proceedings, Orders, causes of action (including any statutory rights to contribution or indemnification), obligations, Contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, it or any of its Affiliates or any of their respective Representatives now has, has ever had, or may hereafter have against the other Party’s past, present and future Affiliates or any of their respective past, present and future Representatives, and all of their respective successors and assigns (collectively, the “Party Releasees”), in each case to the extent relating to the Company, the Transactions or the subject matter or negotiation of this Agreement or any other document contemplated hereby and arising at or prior to the Closing (other than the Ancillary Agreements, including the International Development and Franchise Agreement, and other than and solely with respect to any of the covenants in this Agreement), whether or not arising under, or based upon, any theory whatsoever, under any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse of remedy), contract, tort or otherwise are hereby irrevocably waived, released and forever discharged. This Section 7.5(a) shall not limit or restrict any Claim based on fraud, fraudulent acts or willful misconduct or the breach of Seller’s Fundamental Warranties or Buyer’s representations and warranties, or covenant or agreement of each Party set forth in this Agreement; provided that Seller’s Affiliates and Buyer’s Affiliates and any of their respective Representatives shall be third party beneficiaries of this Article 7.
(b)Each Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting, or causing to be commenced, any Proceeding of any kind against any Party Releasee, based upon any matter purported to be released hereby.
(c)Furthermore, without limiting the generality of this Section 7.5 from and after the Closing, except for Claims based on fraud, fraudulent acts or willful misconduct or the breach of Seller’s Fundamental Warranties or Buyer's representations and warranties, or any covenant or agreement of a Party set forth in this Agreement, no Claim will be brought, encouraged, supported or maintained by, or on behalf of, any Party or the Company or any of their respective Affiliates against the other Party, its Affiliates or any of its or their respective Representatives, and no recourse will be sought or granted, against other Party, its Affiliates or any of its or their respective Representatives, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the other Party or the Company set forth or contained in this Agreement or any other document contemplated hereby or any certificate, instrument, agreement or other document delivered hereunder (other than the Ancillary Agreements and solely with respect to, any of the covenants in this Agreement), the Transactions, the negotiation or subject matter of this Agreement or any other document contemplated hereby, the ownership, operation, management, use or control of the business or assets of the Company, or any actions or omissions at, or prior to, the Closing.
(d)Each Party acknowledges and agrees that the Party and its Affiliates may not avoid the limitations on liability, recovery and recourse set forth in this Section 7.5 by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (ii) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto). In the event that any provision of this Section 7.5 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 7.5 will remain in full force and effect. Any provision of this Section 7.5 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
SECTION 7.6.Nature of Representations and Warranties.
All representations and warranties set forth in this Agreement are contractual in nature only and, except with respect to fraud, fraudulent act or willful misconduct, subject to the sole and exclusive remedies set forth herein. No Person is asserting the truth of any representation and warranty set forth in this Agreement; rather, the Parties have agreed that should any representations and warranties of any Party prove untrue, the other Parties shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort) are permitted to any Party as a result of the untruth of any such representation and warranty, except with respect to fraud, fraudulent act or willful misconduct.
ARTICLE 8.TAX MATTERS
SECTION 8.1.Tax Covenants.
(a)Without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed) and subject to Section 8.1(b), Buyer (and, after the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Seller or the Company in respect of any Pre-Closing Tax Period, provided, however, that the foregoing sentence shall not apply in cases where such actions or omittance to take actions are required pursuant to Order, guidance or instructions from a Tax Authority; provided further, that Seller’s prior written consent shall not be required in respect of matters that relate to or arise during a Straddle Period so long as Buyer consults with Seller in good faith prior to taking or omitting to take the applicable action described in this Section 8.1(a).
(b)Seller may, by written notice delivered to Buyer no later than thirty (30) days prior to the deadline for making such election (the “338(g) Notice”), require Buyer to cause the Company to make a timely and irrevocable 338(g) Election with respect to the acquisition of the Company, and Buyer shall not cause the Company to change, rescind or amend any 338(g) Election without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed). If Seller delivers a 338(g) Notice, Buyer shall, and shall cause the Company to, (a) make the 338(g) Election on IRS Form 8023 (and any required statements or schedules, including Form 8883) on a timely basis, (b) not revoke or attempt to revoke such election, and (c) make, or cause to be made, any analogous elections under applicable state, local, or non-U.S. tax laws to the extent requested by Seller and available. Buyer shall deliver to Seller a copy of the filed Form 8023 and related filing proofs without delay after filing. In connection with the 338(g) Election, Seller shall prepare an allocation of the Adjusted Grossed-Up Basis among the assets of the Company (and its relevant subsidiaries) in accordance with Section 338 of the Code and the U.S. Treasury Regulations thereunder (and any applicable analogous provisions of state, local, or non-U.S. law) (the

“Allocation”). The Parties shall file all Tax Returns (including IRS Form 8883 and any comparable statements) consistently with the Allocation as finally determined and shall not take any position inconsistent therewith in any Tax Return or audit, except as otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding any limitations provided under Section 7.2, Buyer shall be entitled to send a written notice to Seller to claim for all reasonable out-of-pocket costs (including all personnel costs and fess payable to legal counsel and accountants and any Tax liabilities) incurred by Buyer or its Affiliates in connection with such 338(g) Election, and Seller shall, promptly after receipt of such notice (together with documentation reasonably supporting such costs), reimburse Buyer for such claimed and reasonably documented costs and shall otherwise hold harmless Buyer and its Affiliates from and against any and all Losses with respect to Tax liabilities, out-of-pocket costs, and other similar expenses incurred by them arising out of, based on or resulting from their actions pursuant to this paragraph (b).
(c)Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any Pre-Closing Tax Periods and Straddle Periods and that reflect any Tax items taken into account in the calculation of the Initial Purchase Price or Purchase Price or that affect Tax liability of the Seller. Any such income Tax Return with respect to any Straddle Period shall be prepared and filed following a consultation with Seller in good faith. Any such income Tax Return with respect to any Pre-Closing Tax Period other than a Straddle Period shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least twenty-five (25) days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Designated Accounting Firm and any determination by the Designated Accounting Firm shall be final. The Designated Accounting Firm shall resolve any disputed items within fifteen (15) days of having the item referred to it pursuant to such procedures as it may require. If the Designated Accounting Firm is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Designated Accounting Firm’s resolution. The costs, fees and expenses of the (i) Designated Accounting Firm incurred in connection with such a dispute shall be borne equally by Buyer and Seller, and (ii) any other costs reasonably incurred by the Company or Buyer in connection with submission of the relevant Tax Returns to Seller pursuant to this paragraph (c), including reasonable translation cost therefor, shall be borne by Seller; provided however, that such costs of (ii) shall not exceed $[***] in total in respect of all Tax Returns prepared pursuant to this Section 8.1(c).
SECTION 8.2.Straddle Period. In the case of Pre-Closing Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as

Pre-Closing Taxes for purposes of this Agreement (in particular the Closing Date Schedule) shall be:
(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
SECTION 8.3.Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Proceeding with respect to income Taxes relating to any Pre-Closing Tax Period (a “Tax Claim”). Buyer shall control the contest or resolution of any Tax Claim relating to Post-Closing Tax Periods; provided that, if the amount of Taxes that may need to be paid as a result of such Tax Claim exceeds JPY [***], Buyer shall not enter into any settlement that would adversely affect Seller (i) without Seller’s prior written consent (which consent shall not be unreasonably withheld or delayed) with respect to Taxes relating to the Tax period ending on or before the Closing Date and (ii) without consultation with Seller in good faith with respect to Taxes relating to the Straddle Period; and, provided further, that, to the extent that Seller reasonably determines that the Tax Claim may have a material adverse effect on the Seller, Seller shall be entitled to participate in the defense of any Tax Claim relating to Pre-Closing Tax Periods or Straddle Periods and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

SECTION 8.4.Cooperation and Exchange of Information. Seller and Buyer shall provide each other in accordance with this Section 8.4 with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return or in connection with any audit or other Proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Buyer shall provide Seller with all reasonably necessary information for Seller to prepare the Allocation and compute income inclusions under Section 951, 951A or 956 of the Code in respect of the Company and the Company’s income or earnings; provided that Buyer shall be entitled to send a written notice to Seller to claim for all reasonable out-of-pocket costs (including all personnel costs and fess payable to legal counsel and accountants) incurred by Buyer or its Affiliates in connection with collection or provision of such information, and Seller shall, promptly after receipt of such notice (together with documentation reasonably supporting such costs), reimburse Buyer for such claimed and reasonably documented costs. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller shall provide Buyer with reasonable written notice and offer the other party the opportunity to take custody of such materials.
ARTICLE 9.GENERAL PROVISIONS

SECTION 9.1.Expenses. Except as otherwise provided in this Agreement, each Party shall bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expense of its Representatives. Each Party shall pay the fees charged by its bank in connection with such Party’s dispatch or receipt of funds from or in its bank account. If this Agreement is terminated, the obligation of each Party to pay its own fees and expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party, if any.

SECTION 9.2.Public Announcements. All press releases, public announcements, or public relations activities by each Party in regard to the Transactions shall be mutually approved by the Parties in advance of such release, announcement or activity. The foregoing restriction shall not, however, prevent a Party from, after reasonable consultation with the other Party and providing the other Party with copies of applicable information, in each case to the extent legally permissible or commercially practicable, disclosing such information that is required under applicable Law or stock exchange regulations.

SECTION 9.3.Confidentiality.
(a)Without the prior written consent of the other Party, each Party shall not, and shall ensure that their respective Representatives do not (i) use for any purposes other than the performance of this Agreement, the full enjoyment of its rights hereunder, or legitimate business purposes or (ii) disclose or divulge to any Third Party, the Confidential Information. “Confidential Information” shall mean the existence and substance of this Agreement, the process and substance of the negotiations for this Agreement, or any other information received from the other party in relation to this Agreement and the Transactions contemplated hereby that (A) should, by its nature, be treated in confidence, (B) otherwise concerns the business or affairs of the Company or the Business, or (C) otherwise concerns the business or affairs of the disclosing Party or its Affiliates.

(b)The confidentiality obligation set forth in this Section 9.3(a) shall not apply in the following cases:

(i)the information is already in the public domain at the time of the receipt by the receiving Party or has come into the public domain after the receipt by the receiving Party without a breach of this Agreement;

(ii)the information is already known to the receiving Party before the disclosure by the disclosing Party;

(iii)the information is lawfully acquired by the receiving Party without owing any confidentiality obligations from a Third Party duly authorized to disclose such information;

(iv)the disclosure is made to (A) a Party’s Affiliates (including, in the case of Buyer, Unison Capital, Inc.), (B) the insurance broker or insurance company for the R&W Insurance Policy, (C) in the case of disclosure made by Buyer, existing or potential debt or equity funding sources of Buyer (including any banks or other financial institutions or investors (and their agents or trustees) providing financing in respect of the Transactions, or any of Buyer’s or its Affiliates’ partners, (D) potential buyer or investors of Buyer or their Affiliates or (E) respective directors, officers, employees, counsels, advisors, auditors, attorneys, certified public accountants, tax accountants, financial advisors or other professional advisors and other authorized representatives of (A) to (D), to the extent reasonably necessary or desirable for purposes connected with this Agreement, in which case such Party is responsible for ensuring that the relevant Person who receives such information complies with the terms of this Section 9.3 as if it were a party to this Agreement;

(v)the disclosure is made to any Governmental Body or arbitrator to the extent reasonably required in connection with any Proceeding or other dispute resolution mechanism relating to the enforcement of this Agreement;

(vi)the disclosure is made to any Governmental Body with respect to which Consents, Governmental Authorizations, notices, reports, or other filings may be required under this Agreement or by Law;

(vii)after the Closing, inclusion of information pertaining the Company in any of Seller’s, Buyer’ or their respective Affiliates’ Tax Returns and financial statements, as reasonably required; or

(viii)the disclosure is required by Law or by any Governmental Body having applicable jurisdiction.

(c)If this Agreement is terminated prior to Closing, the Parties’ rights and obligations under this Section 9.3 shall survive such termination and continue for a period of three (3) years thereafter. Upon Closing and the successful completion of the Transactions, all rights under this Section 9.3 with respect to any information concerning the business or affairs of the Company or the Business shall transfer to Buyer (and the restrictions and obligations with respect to such information shall transfer to Seller, if applicable), and the Parties’ obligations under this Section 9.3 shall survive the Closing and continue for a period of three (3) years thereafter. For the avoidance of doubt, with respect to Buyer, on and after the Closing, Confidential Information shall not include information concerning the business or affairs of the Company or the Business.

SECTION 9.4.Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing (including electronic mail transmission) and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) received or rejected by the addressee, if sent by certified mail, return receipt requested; or (c) sent by electronic mail (without notice of failure of delivery); in each case to the following addresses and marked to the attention of the person (by name or title) designated below (or to such other address or person as a Party may designate by notice to the other Party):

If to Seller:

2116 Hawkins Street, Suite 101
Charlotte, NC 28203
Attention: [***]
Email address:     [***]
[***]

with mandatory copy, which shall not constitute notice, to:

ArentFox Schiff LLP
1717 K Street NW
Washington, DC 20006
Attention: [***]
Email address:     [***]
            [***]

If to Buyer:

The New Otani Garden Court 9F
4-1 Kioicho, Chiyoda-ku, Tokyo, Japan 102-0094
Attention: [***]
Email address:     [***]
    [***]
    [***]
    [***]
    [***]
    [***]

with mandatory copy, which shall not constitute notice, to:

Mori Hamada & Matsumoto
16th Floor, Marunouchi Park Building 2-6-1 Marunouchi, Chiyoda-ku
Tokyo 100-8222, Japan
Attention: [***]
Email address:     [***]
    [***]
    [***]

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

SECTION 9.5.Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including the Confidentiality Agreement) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

SECTION 9.6.Waiver. No delay or failure by a Party to exercise or enforce (in whole or in part) any right provided by this Agreement or by applicable Laws shall operate as a release or waiver, or in any way limit that Party’s ability to further exercise or enforce that, or any other, right. A waiver of any right or condition under this Agreement shall not be effective, or implied, unless that waiver is in writing and is signed by the Party against whom that waiver is claimed.

SECTION 9.7.Remedies Cumulative; Accrued Rights. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. The expiry or termination of this Agreement shall be without prejudice to any rights that have already accrued to each Party pursuant to this Agreement.

SECTION 9.8.Amendments. This Agreement shall not be amended, supplemented, or otherwise modified except by a written agreement signed by the Parties.

SECTION 9.9.No Third Party Beneficiaries. Except as provided in Sections 4.12, 7.4 and 9.15, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns.

SECTION 9.10.Successors and Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. A Party shall not assign any of its rights or delegate any of its obligations under this Agreement without the prior written Consent of the other Party, except that Buyer may assign, without Seller’s consent, any or all of Buyer’s rights, benefits or obligations under this Agreement to the Company or any financing parties as a collateral security interest in respect of the Debt Financing.

SECTION 9.11.Severability. If at any time any one or more provisions hereof is held to be void, invalid, illegal, or unenforceable in any respect, such provisions shall be modified to the extent necessary to render them valid, legal, and enforceable and to carry out the intent of the Parties. The remaining provisions hereof shall not be affected or impaired by such void, invalid, illegal, or unenforceable provisions.

SECTION 9.12.Time. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

SECTION 9.13.Governing Law. This Agreement (including the negotiation, execution, performance and interpretation hereof and any claims based upon or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the Laws of Japan, without reference to conflict of law principles.

SECTION 9.14.Arbitration.
(a)Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity hereof, will be submitted for binding arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the provision of the Arbitration Rules of the Singapore International Arbitration Centre SIAC Rules (“SIAC Rules”), except that the parties hereto agree that depositions may be taken during the arbitration proceedings. If a dispute arises over the extent of or propriety of any discovery request, the arbitration panel will make a final determination over the discovery request after hearing each party’s position. The arbitration proceedings must be conducted in the English language. The arbitration provisions contained herein will continue in full force and effect subsequent to and notwithstanding expiration or termination of this Agreement.
(b)Location of Arbitration. The legal seat of such arbitration proceedings will be Singapore and, except as otherwise provided herein, will be heard before a panel of three (3) arbitrators. All matters relating to arbitration will be governed by the SIAC Rules and not by any state or foreign arbitration law.
(c)Number of Arbitrators. Seller and Buyer will each appoint one (1) arbitrator and the two (2) arbitrators so appointed will appoint a third arbitrator to act as chairman of the tribunal. If a party fails to nominate an arbitrator within thirty (30) days from the date when a party’s request for arbitration has been communicated to the other party, such appointment will be made by the SIAC. The two (2) arbitrators thus appointed will attempt to agree upon the third arbitrator to act as chairman. If said two (2) arbitrators fail to nominate the chairman within thirty (30) days from the date of appointment of the second arbitrator, the chairman will be appointed by the SIAC. No arbitrator selected can be related to or affiliated with Seller, Buyer or their Affiliates, principals or agents.
(d)Arbitrator’s Award. The arbitrators will have the right to award or include in their award any relief which they deem proper under the circumstances, including, without limitation, monetary damages (with interest on unpaid amounts from date due), specific performance, injunctive relief and attorneys’ fees and costs. The award and decision of the arbitrators will be conclusive and final and binding upon all parties hereto and judgment upon the award may be entered in any court of competent jurisdiction, and Seller and Buyer waive any right to contest the validity or enforceability of such award. All of the arbitrators must be fluent in English.
(e)Limitations on Claims. The Parties further agree to be bound by the provisions of any applicable limitation on the period of time in which claims must be brought under this

Agreement. Each of the Parties further agrees that they will consolidate all claims (i) brought against the other Party and (ii) arising from the same events or circumstances within the same proceeding. The Parties further agree that arbitration will be conducted on an individual, not a class-wide basis, and that any arbitration proceeding between Seller and Buyer will not be consolidated with any other arbitration proceeding involving Seller, Buyer, the Company and any other person or entity.
(f)Confidentiality of Arbitration Proceedings. All arbitration proceedings respecting this Agreement will be kept confidential and no Party will disclose to any Person other than those necessary to the arbitration (a) the existence of the arbitration, (b) any document, testimony or other information relating to the arbitration, or (c) any settlement or arbitral awards or orders, except to the extent that such disclosure is required by Law or advised by legal counsel.
(g)Injunctive Relief. Notwithstanding anything to the contrary contained in this Section 9.14 (including Section 9.14(a)), Seller and Buyer agree that if a Party or its Representatives breach or threaten to breach any of the terms of this Agreement related to the confidentiality obligations, the other Party will be entitled to seek a preliminary or permanent injunction or such other appropriate remedy restraining such breach and/or a decree of specific performance, without showing or proving any actual damage, and without any requirement to post a bond, together with recovery of reasonable attorneys’ fees and other costs and expenses incurred in obtaining such equitable relief or other appropriate remedy.
(h)Venue. Seller and Buyer unconditionally and irrevocably consent to the non-exclusive jurisdiction and venue of the District Court in Tokyo (the “Specified Court”) in any action, suit or proceeding with respect to the enforcement of the arbitration agreement in this Section 9.14, and the non-exclusive jurisdiction and venue of the Specified Court with respect to (i) the enforcement of any award or judgment and (ii) any injunctive, permanent, provisional or temporary relief permitted to be brought pursuant to Section 9.14(g). Seller and Buyer expressly waive any objection, and they agree not to plead or claim, that (A) the Specified Court does not possess personal jurisdiction over the parties, or (B) any such Proceeding has been brought in an inconvenient forum; provided that, each Party shall have the right to bring a Proceeding in any other appropriate jurisdiction to enforce any award or judgment against the other Party, including in a court of competent jurisdiction in the country where the other Party is located.
SECTION 9.15.Conflicts; Privileges.
(a)Acknowledgement of Representation. It is acknowledged by each of the Parties that the Company and Seller have retained ArentFox Schiff LLP (“AFS”) and Tokyo International Law Office (“TKI”) to act as their counsel in connection with this Agreement, the Ancillary Agreements, the Confidentiality Agreement and any transaction contemplated hereby or thereby (the “Current Representation”), and that no other Party to this Agreement has the status of a client of AFS or TKI for conflict of interest or any other purposes as a result thereof.
(b)Affirmation of Representation. Buyer and the Company hereby agree that, after the Closing, AFS and TKI may represent Seller or any officer, director, manager, employee, shareholder, partner or member of Seller or any Affiliate of Seller (other than the

Company) (any such Person, a “Designated Person”) in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement or any Ancillary Agreement, and including for the avoidance of doubt any litigation, arbitration, dispute or mediation between or among Buyer, the Company or any of their respective Affiliates, and any Designated Person, even though the interests of such Designated Person may be directly adverse to Buyer, the Company or any of their respective Affiliates, and even though AFS and/or TKI may have represented the Company in a substantially related matter, or may be representing Seller or its Affiliates in ongoing matters.
(c)Waiver of Conflict. Buyer and the Company hereby waive and agree not to assert any claim that AFS or TKI has a conflict of interest in any representation described in Section 9.15(b), and (ii) any confidentiality obligation with respect to any communication between AFS or TKI, on one hand, and any Designated Person, on the other hand, occurring during the Current Representation.
(d)Retention of Privilege. Buyer and the Company hereby agree that, as to all communications (whether before, at or after the Closing) between or among AFS, TKI and any Designated Person that relate in any way to the Current Representation, the attorney-client privilege and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct, belong to such Designated Person and may be controlled by such Designated Person and shall not pass to or be claimed by Buyer or the Company. Without limiting the foregoing, notwithstanding any policy of Buyer or the Company or any agreement between the Company and any Designated Person or any Representative of any Designated Person or the Company, whether established or entered into before, at or after the Closing, neither Buyer nor the Company may review or use for any purpose without such Designated Person’s written consent, or seek to compel disclosure to Buyer or the Company (or any of their Representatives) any communication or information (whether written, oral, electronic or in any other medium) described in the previous sentence.
(e)Further Assurances. Buyer and the Company agree to take, and to cause their respective Affiliates to take, all reasonable steps that are necessary to implement the intent of this Section 9.15. Buyer, Seller and the Company further agree that AFS and TKI and their respective partners and employees are third party beneficiaries of this Section 9.15.
SECTION 9.16.Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic means shall be deemed to be their original signatures for all purposes.
[signature page follows]

Strictly Confidential
Execution Version

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

KRISPY KREME DOUGHNUT JAPAN CO. LTD.

By: _/s/ Raphael Duvivier_______________
Name: Raphael Duvivier
Title: Director
[Signature page to Stock Purchase Agreement]

Strictly Confidential
Execution Version

KRISPY KREME DOUGHNUT CORPORATION

By: __/s/ Josh Charlesworth_______________
Name: Josh Charlesworth
Title: Chief Executive Officer

[Signature page to Stock Purchase Agreement]

Lei Inc.

/s/ Miao Chu

Name: Miao Chu
Title: Representative Director

[Signature page to Stock Purchase Agreement]